Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HELIX TCS, INC.,

HELIX ACQUISITION SUB, INC.,

BIO-TECH MEDICAL SOFTWARE, INC.

and

TERENCE J. Ferraro, as the Securityholder Representative

Dated as of March 3, 2018

EXHIBITS

Exhibit A – Articles of Merger

Exhibit B – Surviving Articles

Exhibit C – Financial Statements Standards

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 3, 2018 by and among Helix TCS, Inc., a Delaware corporation (“Parent”), Helix Acquisition Sub, Inc., a company organized under the laws of the State of Florida and a wholly owned subsidiary of Parent (“Merger Sub”), Bio-Tech Medical Software, Inc., a company organized under the laws of the State of Florida (the “Company”), and Terence J. Ferraro, who will serve as the representative of the Company Securityholders, and is referred to herein from time to time as the “Securityholder Representative.” Each of Parent, Merger Sub, the Company and the Securityholder Representative are referred to herein as a “Party” and together as the “Parties.” Certain capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly approved, adopted and declared advisable, this Agreement, the Merger, the Ancillary Agreement and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that the Company Shareholders approve this Agreement, the Merger, the Ancillary Agreements and the Transactions;

WHEREAS, Company Shareholders meeting the definition of “Triggering Investors” under the Company’s Amended and Restated Shareholders’ Agreement dated April 1, 2015 (the “Shareholders Agreement”) desire to pursue the Merger (which meets the definition of a “Sale Transaction” under the Shareholders Agreement) and intend to exercise the “Drag Along Right” granted by Section 5 of the Shareholders Agreement;

WHEREAS, Company Shareholders meeting the definition of “Triggering Investors” under the Shareholders Agreement intend to vote either at a duly called meeting of Company Shareholders, either in person or by proxy, or by written consent, all of such Company Shareholder’s Company Shares in favor thereof and in opposition of any other proposals that could delay or impair the ability of the Company or the Triggering Investors to consummate the Merger;

WHEREAS, the Board of Directors of Merger Sub and Parent, as the sole shareholder of Merger Sub, have duly approved and declared advisable, this Agreement, the Merger, the Ancillary Agreements and Transactions, and, in connection with the execution and delivery of this Agreement, Parent has adopted and approved this Agreement, the Merger, the Ancillary Agreements and the Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a condition to Parent’s entering into this Agreement and as an inducement thereto, Parent and the Company Shareholders named as parties thereto have entered into a voting agreement (the “Voting Agreement”), pursuant to which each such Company Shareholder is agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Company; and

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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I: DEFINITIONS & INTERPRETATIONS

Section 1.01 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any inquiry, offer or proposal, whether in writing or otherwise (other than an offer or proposal by Parent or Merger Sub), made by a Person or group (as defined in or under Section 13(d) of the Exchange Act) relating to, or that is reasonably likely to lead to, an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions relating to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (measured based on either book value or fair market value), or to which 50% or more of the Company’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting securities of the Company, (c) any tender offer or exchange offer that if consummated would result in any Person (other than Parent or Merger Sub) beneficially owning 50% or more of any class of equity or voting securities of the Company or any of the Company Subsidiaries or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving the Company, (e) any combination of the foregoing, or (f) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the Merger, in each case other than the Merger.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” shall mean the Voting Agreement and other agreements and instruments provided for, contemplated herein or executed and delivered in connection with this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in the City of New York, New York are authorized by Law or executive order to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Common Exchange Ratio” shall mean the quotient of (a) the difference of (i) the number of Parent Shares equal to the Merger Consideration less (ii) the aggregate number of Parent Shares issued to holders of Company Series A Preferred Stock by virtue of the Series A Exchange Ratio divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a Fully-Diluted Basis.

“Company Balance Sheet” shall mean the audited, consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2017.

“Company Balance Sheet Date” shall mean December 31, 2017.

“Company Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

“Company Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of the Company Subsidiaries as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property (i) owned by, under obligation of assignment to, or filed in the name of the Company or any of the Company Subsidiaries or (ii) owned by, under obligation of assignment to, or filed in the name of any Company Equityholder or any of its Affiliates (other than the Company or any of the Company Subsidiaries) and included in the Company Intellectual Property.

“Company Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the Company in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to timely consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect”:

(i)	general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally;

(ii)	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the Company and any Company Subsidiaries operate;

(iii)	general conditions (or changes in such conditions) affecting the industries in which the Company and the Company Subsidiaries conduct business;

(iv)	changes after the date hereof in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the date hereof in GAAP or other accounting standards applicable to the Company or the Company Subsidiaries (or the authoritative interpretation thereof);

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(v)	any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Company or any of the Company Subsidiaries has operations (but excluding damage to the assets or properties of the Company or the Company Subsidiaries);

(vi)	any action or omission required by Law;

(vii)	any action or omission at the request or with the written consent of Parent;

(viii)	any failure, in and of itself, by the Company to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Company Material Adverse Effect”); or

(ix)	resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Merger (including the identities of Parent and Merger Sub, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of Parent or Merger Sub).

unless any such Change described in clauses (i) through (vi) disproportionately affects the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the Company.

“Company Options” shall mean any options to purchase Company Shares outstanding immediately prior to the Effective Time.

“Company Preferred Stock” shall mean the Company’s Preferred Stock, par value $0.01 per share.

“Company Securities” shall mean, collectively, Company Shares, Company Options and Company Warrants.

“Company Securityholders” shall mean holders of Company Securities immediately prior to the Effective Time.

“Company Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.01 per share.

“Company Share Plan” shall mean the Company’s 2014 Stock Incentive Plan.

“Company Shareholders” shall mean holders of Company Shares.

“Company Shares” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

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“Company Software” shall mean all Software used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries and owned or held for use by the Company or any of the Company Subsidiaries.

“Company Subsidiaries” shall mean any Subsidiary of the Company.

“Company Technology” shall mean all Technology used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries and owned or held for use by the Company or any of the Company Subsidiaries.

“Company Warrants” shall mean any warrants to purchase Company Shares which are outstanding immediately prior to the Effective Time.

“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Expenses” shall mean, with respect to a Person, all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, and the Transactions, including any bonus or other payments to employees paid in connection with the Transactions and the preparation, printing, filing and mailing, as the case may be, of the Information Statement and other required filings and any amendments or supplements thereto, and the solicitation of the Company Shareholder Approval and all other matters related to the Transactions.

“Fully-Diluted Basis” shall mean, with respect to the Person in question, the aggregate number of outstanding shares of common stock of such Person assuming (a) the conversion into common stock of all outstanding securities of such Person convertible or exchangeable, directly or indirectly, for or into common stock and (b) the exercise (whether or not then exercisable) of all options, warrants and other rights entitling any holder thereof to purchase, acquire or receive common stock of such Person or securities convertible or exchangeable, directly or indirectly, for common stock of such Person.

“Fundamental Representations” shall mean the representations and warranties of the Company contained in (a) Section 3.01 (Incorporation, Good Standing and Qualification), (b) Section 3.02 (Company Charter Documents), (c) Section 3.03 (Company Power; Enforceability), (d) Section 3.04 (Board and Shareholder Actions), (e) Section 3.05 (Non-Contravention), (f) Section 3.06 (Required Governmental Approvals), (g) Section 3.07 (Company Capitalization), (h) Section 3.08 (Company Subsidiaries), and (i) Section 3.30 (Brokers).

“GAAP” shall mean generally accepted accounting principles, as applied in the United States of America.

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“Governmental Authority” shall mean any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

“Holdback Percentage” means with respect to a Company Shareholder and expressed as a percentage, the quotient of (a) the difference of (1) the aggregate number of Parent Shares such Company Shareholder is deemed to receive by virtue of the Merger and this Agreement in respect of such Company Shareholder’s Company Shares outstanding immediately prior to the Effective Time minus (2) the aggregate number of Parent Shares such Company Shareholder is deemed to receive by virtue of the Merger and this Agreement in respect of the Series A Exchange Ratio for any shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time divided by (b) the difference of (1) the aggregate number of Parent Shares the all Company Shareholders are deemed to receive by virtue of the Merger and this Agreement in respect of all Company Shareholders’ Company Shares outstanding immediately prior to the Effective Time minus (2) the aggregate number of Parent Shares that all Company Shareholders are deemed to receive by virtue of the Merger and this Agreement in respect of the Series A Exchange Ratio for any shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time. For the avoidance of doubt, “Holdback Percentage” excludes Company Options and Company Warrants that are outstanding and unexercised as of the Effective Time or any Parent Shares issuable upon exercise of such Company Warrants or Company Options after the Effective Time following conversion into options or warrants to purchase Parent Shares, as applicable, pursuant to this Agreement.

“Holdback Shares” shall mean a number of unregistered Parent Shares equal to four percent (4%) of the Merger Consideration.

“Intellectual Property” shall mean all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, whether protected, created or arising under any Law, including the following: (a) patents and applications therefor (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof (“Patents”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines slogans, Internet domain names, web addresses, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, (c) all works of authorship, mask works and any and all other copyrights and copyrightable works, and all applications, registrations, extensions, reversions and renewals thereof, (d) information, know-how, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, algorithms, methods, knowledge, trade secrets, technology, techniques, designs, drawings, tools, correspondence, customer lists, customer contact information, customer licensing and purchasing histories, manufacturing information, business plans and product roadmaps, apparatuses, results, strategies, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, databases, aggregations of data, compilations of data, data collections and data sets, (e) Software, (f) moral rights, rights of publicity, industrial designs, and industrial property rights, (g) the right to sue for past, present and future infringement of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees and expert fees) and proceeds of suit and (h) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

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“Indebtedness” shall mean, with respect to a Person, without duplication, (a) all indebtedness whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business consistent with past practice), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all monetary obligations under interest rate swaps, currency swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized losses pursuant to hedging or foreign exchange arrangements or similar transactions, and (h) any liability of others described in clauses (a) through (g) above which such Person has guaranteed or that is otherwise such Person’s legal liability and including in clauses (a) through (g) above any accrued and unpaid interest, penalties or premiums thereon or other fees and expenses paid or required to be paid to satisfy such Indebtedness.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Key Employee” shall mean each of Terence J. Ferrraro, Patrick Vo, Dr. Moe Afaneh and David Terrell.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual or constructive knowledge of any director or Key Employee of the Company after reasonable inquiry, provided however that each Key Employee shall be required to conduct the foregoing inquiry only with respect to the issues which are in such Key Employee’s fields of expertise or responsibilities.

“Law” shall mean any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

“Liabilities” shall mean, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

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“Lien” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Merger Consideration” shall mean a number of unregistered Parent Shares (whether issued or reserved for issuance) equal to the product of (a) the number of Parent Shares outstanding immediately prior to the Effective Time on a Fully-Diluted Basis times (b) the quotient of 48 divided by 52.

“Open Source Materials” means any Software that is licensed pursuant to: (a) any license that is, or is substantially similar to a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Apache License, GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license under which Software is distributed or licensed as “free software,” “open source software,” or under similar terms, or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software, or (iv) a requirement that such other Software be redistributable by other licensees, in each case ((a), (b), and (b)) whether or not source code is available or included in such license.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Share Price” shall mean the average closing bid price of Parent Shares quoted on the website of OTC Markets Group over the twenty (20) trading day period ending three (3) trading days prior to the Closing Date.

“Parent Shares” shall mean shares of Parent’s common stock, par value $0.001 per share.

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“Permitted Liens” shall mean any of the following: (a) Liens for Taxes either (i) not yet due and payable or (b) that are being contested in good faith by appropriate proceedings, are set forth in Section 1.01 of the Company Schedule of Exceptions, and for which appropriate reserves have been established on the consolidated financial statements of the Company and the Company Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business consistent with past practice through the Effective Time; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and the Company Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business consistent with past practice through the Effective Time; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially impair the business operations of the Company or its Subsidiaries.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Post-Closing Tax” means any Tax for a Post-Closing Tax Period.

“Post-Closing Tax Period” means any Tax Period or portion thereof beginning on or after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” shall mean, with respect to a Company Shareholder and expressed as a percentage, the quotient of (a) the aggregate number of Parent Shares such Company Shareholder is deemed to receive by virtue of the Merger and this Agreement in respect of such Company Shareholder’s Company Shares outstanding immediately prior to the Effective Time divided by (b) the aggregate number of Parent Shares that all Company Shareholders are deemed to receive by virtue of the Merger and this Agreement in respect of all Company Shareholders’ Company Shares outstanding immediately prior to the Effective Time. For the avoidance of doubt, “Pro Rata Share” excludes Company Options and Company Warrants that are outstanding and unexercised as of the Effective Time or any Parent Shares issuable upon exercise of such Company Warrants or Company Options after the Effective Time following conversion into options or warrants to purchase Parent Shares, as applicable, pursuant to this Agreement.

“Product” means Technology and services that (a) are currently sold, licensed, sublicensed, published, offered for sale or otherwise offered, provided, distributed, made available, or commercialized by or for the Company or any of its Affiliates (including by the way of “Software as a service” offerings), on a hosted basis, or otherwise or (b) are being developed by or for the Company or any of its Affiliates to any other Person.

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“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments, social network application names and application IDs, usernames, user IDs and identification numbers; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representative” shall mean, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Exchange Ratio” shall mean the quotient of (a) the Series A Issue Price divided by (b) the product of (i) the Parent Share Price times (ii) 0.88 (which, for the avoidance of doubt, represents a discount of 12% as determined by the Company Board pursuant to the Charter Documents).

“Series A Issue Price” shall mean Fifty Dollars ($50).

“Shrink-Wrap License” means a generally and commercially available license, having standardized terms, granting end users the right to use generally and commercially available off-the-shelf Software available for a cost of not more than $5,000, for a fully-paid up license for a single user or work station (or $20,000 in the aggregate for all users and work stations) and that is not material to the business of the Company or any Company Subsidiary or their conduct.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Special Representations” shall mean the representations and warranties of the Company contained in (a) Section 3.10 (No Undisclosed Liabilities), (b) Section 3.15 (Intellectual Property), (c) Section 3.18 (Privacy and Data Protection), and (d) Section 3.20 (Employee Plans).

“Straddle Period” means any Tax Period ending after and including the Closing Date.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the “means of control” of such Person.

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“Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Representation” shall mean the representations and warranties of the Company contained in Section 3.19 (Tax Matters).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, hardware, equipment, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Third-Party Hardware” means any hardware component, part, assembly, tool or product that has been used, is used, or is held for use in the business of the Company or any of the Company Subsidiaries as previously conducted, as currently conducted or as currently proposed to be conducted or incorporated into any Product or used in connection with any support or development of any Product.

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“Third-Party Software” means any Software (including object code, binary code, source code, firmware, microcode, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (a) not solely owned by the Company and (b) incorporated in, distributed with, accessed by, or required, necessary or depended upon for the development, use or commercialization of, any Product. Third-Party Software includes any and all of the following, to the extent not solely owned by the Company: (i) Software that is provided to the Company’s or any of the Company Subsidiaries’ end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in, accessed by or bundled with any Product or on a standalone basis, (ii) Software that is used for development, maintenance and/or support of any Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking software, and Software used for internal testing purposes, and (iii) Software that is used to generate code or other Software that is described in clauses (ii) or (iii).

Section 1.02 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation.”

(c) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) Except as otherwise indicated, all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars.

(i) Any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise.

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(j) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(k) Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

(l) Unless the context otherwise requires “or” is disjunctive but not necessarily exclusive.

(m) References to any Person include the successors and permitted assigns of that Person.

(n) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(o) If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(p) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II: THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the FBCA and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company under the laws of the State of Florida, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article II. The Merger shall have the effects specified in the FBCA and, to the extent not inconsistent with the FBCA, this Agreement.

Section 2.02 The Closing. Unless this Agreement shall have been terminated in accordance with Article X, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the Parties hereto, and following satisfaction or waiver of the conditions set forth in Article VIII hereof, at the offices of Wyrick Robbins Yates & Ponton LLP, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.03 Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing the Articles of Merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”), with the Secretary of State of the State of Florida (the “Secretary of State”) as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State, or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

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Section 2.04 Effect of the Merger. The Merger shall have the effects set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, the Company or any Company Securityholder, (a) Merger Sub shall merge with and into the Company and the Company shall continue as the Surviving Corporation, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger in accordance with Section 607.1106 of the FBCA.

Section 2.05 The Surviving Corporation Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety, to be in the form attached hereto as Exhibit B and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Surviving Articles”), until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.06 The Surviving Corporation Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time and with such modifications as may be required, shall, by virtue of the Merger, be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended in accordance with their terms, the Surviving Articles and as provided by applicable Law.

Section 2.07 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Articles and the Bylaws.

(b) Officers. The officers of the Company prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their resignation or removal by the Surviving Corporation’s Board of Directors.

Section 2.08 Effects on Company Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder, the following shall occur:

(a) Company Shares.

(i) Cancellation of Treasury Stock. Each Company Share held in the treasury of the Company or owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(ii) Conversion of Company Series A Preferred Stock. Subject to Section 2.08(a)(v), each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.08(a)(i) and excluding Dissenting Shares), shall automatically be converted into and represent the right to receive a number of Parent Shares equal to (1) the Series A Exchange Ratio plus (2) a number of Parent Shares equal to (A) the Common Exchange Ratio times (B) the number of shares of Company Common Stock into which such share of Company Series A Preferred Stock is convertible as of immediately prior to the Effective Time (a portion of which shall, at Closing, be deposited into the Holdback Account). The aggregate number of Parent Shares issuable to the holders of Company Series A Preferred Stock by virtue of the Series A Exchange Ratio will be issued in full to such holders and no portion thereof will be included in the Holdback Account.

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(iii) Conversion of Company Common Stock. Subject to Section 2.08(a)(v), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.08(a)(i) and excluding Dissenting Shares), shall automatically be converted into and represent the right to receive a number of Parent Shares equal to the Common Exchange Ratio (a portion of which shall, at Closing, be deposited into the Holdback Account).

(iv) Treatment of Unvested Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger and by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture lapse), then the Parent Shares issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry entitlements representing such Parent Shares shall accordingly be marked with appropriate legends. Prior to the Closing, the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(v) No Fractional Parent Shares. No fractional Parent Shares shall be issued in connection with the Merger as a result of the conversion provided for in Sections 2.08(a)(ii) and (iii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a Parent Share (after aggregating all fractional Parent Shares issuable to such holder) shall, in lieu thereof and upon surrender of such holder’s Company Shares will be entitled to receive, in accordance with the provisions of this Section 2.08(a), a cash payment (rounded to the nearest whole cent) equal to the value of such fractional Parent Share determined by multiplying such fraction by the Parent Share Price.

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(b) Company Options.

(i) Conversion of Company Options. As of the Effective Time, Parent shall assume the Company Share Plan and each outstanding and unexercised Company Option issued thereunder in accordance with its terms (as in effect as of the date of this Agreement). Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Shares, and all rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Shares. Accordingly, from and after the Effective Time: (1) each Company Option assumed by Parent may be exercised solely for Parent Shares; (2) the number of Parent Shares subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Common Exchange Ratio and rounding the resulting number down to the nearest whole number of Parent Shares; (3) the per share exercise price for the Parent Shares issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (4) any restriction on the exercise of any Company Option, including any right of repurchase, transfer restriction or risk of forfeiture, assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 2.08(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Shares subsequent to the Effective Time; and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 2.08(b), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase Parent Shares shall be made in a manner consistent with Treasury Regulations Section 1.424-1(a), such that the conversion of Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(ii) Parent Actions with Respect to Company Options. Promptly after the Effective Time, Parent shall file (to the extent not previously filed) a registration statement on Form S-8 (or any successor form) under the Securities Act with the SEC, if available for use by Parent (or, if Form S-8 is not available, other appropriate forms as may be required under applicable Law), covering the Parent Shares issuable with respect to Company Options assumed by Parent in accordance with this Section 2.08(b) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed by Parent in accordance with this Section 2.08(b) remain outstanding.

(c) Company Warrants. Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and for which the ability to exercise such Company Warrant does not terminate or expire by the terms of such warrant at the Effective Time, shall be converted into and become a warrant to purchase Parent Shares and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Shares. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for Parent Shares; (ii) the number of Parent Shares subject to each Company Warrant assumed by Parent shall be determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time by (2) the Common Exchange Ratio and rounding the resulting number down to the nearest whole number of Parent Shares; (iii) the per share exercise price for the Parent Shares issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the effective per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged. For the avoidance of doubt, if the ability to exercise a Company Warrant terminates or expires by its terms at the Effective Time, such Company Warrant (i) will terminate and expire, (ii) not convert into and become a warrant to purchase Parent Shares and (iii) not be assumed by Parent.

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(d) Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, the number of Parent Shares issued, or subject to options or warrants issued or assumed, pursuant to this Agreement will not exceed the Merger Consideration.

Section 2.09 Effect on Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder, each outstanding share of common stock of Merger Sub, par value $0.001 per share, shall be automatically and without further action converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares of common stock shall constitute the only outstanding capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

Section 2.10 Surrender of Certificates.

(a) Exchange Agent, Escrow Agent and Holdback Account.

(i) Prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, Parent shall deposit with or otherwise make available to the Exchange Agent in trust for the benefit of the Company Shareholders (1) the Parent Shares issuable pursuant to Section 2.08(a) less the Holdback Shares and (2) cash sufficient to make the payments described in Section 2.08(a)(v), in exchange for the outstanding Company Shares pursuant to this Section 2.10.

(ii) To secure the indemnification obligations of the Company Shareholders set forth in Article IX, at or promptly following the Effective Time, Parent shall issue the Holdback Shares in the name of the Securityholder Representative for the benefit of the Company Shareholders and deliver such certificate to the Secretary of Parent as escrow agent (the “Escrow Agent”). The Holdback Shares will be outstanding for all purposes and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated while held in escrow. Parent may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Holdback Shares or otherwise note in its records as to the restrictions on transfer set forth in this Agreement. If any dividends or distributions are paid, whether in cash, shares, or other property, to holders of Common Stock of Parent, such dividend or distribution in respect of any Holdback Shares will be deposited with the Escrow Agent and subject to the same restrictions on transferability and forfeitability as the Holdback Shares in respect of which the dividend or distribution was paid. The Holdback Shares and any dividends or distributions received by the Escrow Agent with respect to such shares, are referred to collectively as the “Holdback Account.” Subject to compliance with the dispute resolutions procedures set forth herein, Parent shall be entitled, from time to time, to deduct and permanently retain portions of the Holdback Account in satisfaction of the Company Shareholders’ indemnification and payment obligations.

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(iii) By virtue of the approval of the Merger and this Agreement by the Company Stockholder Approval, each of the Company Shareholders and the Securityholder Representative shall be deemed to have appointed the Escrow Agent with full power of substitution, as such Company Shareholder’s and the Securityholder Representative’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of such Company Shareholder or the Securityholder Representative to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing the Holdback Shares or any portion of the Holdback Account to Parent upon forfeiture.

(b) Exchange Procedures. Promptly, and in any event within three (3) Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to mail to Persons who were holders of record immediately prior to the Effective Time of a valid certificate previously representing any Company Shares outstanding immediately prior to the Effective Time (a “Certificate”): (i) a letter of transmittal (a “Letter of Transmittal”) in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or uncertificated Company Shares in exchange for Parent Shares in uncertificated book-entry form. Upon valid surrender of a Certificate (or an affidavit of loss in lieu thereof) or uncertificated Company Shares to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Certificate shall be entitled to receive in exchange therefor unregistered Parent Shares in uncertificated book-entry form representing the number of whole Parent Shares that such holder has the right to receive (and cash in lieu of any fractional Parent Share pursuant to the provisions of Section 2.08(a)(v)) less such holder’s Holdback Percentage of the Holdback Shares; and (B) the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.10(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Parent Shares (and cash in lieu of any fractional Parent Shares).

(c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall provide for the Merger Consideration in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof and a reasonable and customary bond or agreement by such holder to indemnify and hold harmless Parent from and against any losses in connection therewith (such affidavit to be in a form attached to the Letter of Transmittal).

(d) Dividends on Parent Shares in Holdback Account. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or uncertificated Company Shares with respect to the Parent Shares that such holder has the right to receive in the Merger until such holder surrenders such Certificate (or complies with the lost stock certificate provisions) or uncertificated Company Shares in accordance with this Section 2.10 (at which time such holder shall be entitled, subject to the terms of this Agreement and the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions to which he or she is then entitled, without interest).

(e) Disbursement of Unclaimed Merger Consideration and Holdback Account.

(i) Any portion of the Merger Consideration payable by Parent on the Closing Date that remains undistributed to holders of Certificates or uncertificated Company Shares as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Certificates or uncertificated Company Shares who have not theretofore surrendered their Certificates or uncertificated Company Shares in accordance with this Section 2.10 shall thereafter look only to Parent for satisfaction of their claims for Parent Shares, cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares.

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(ii) Any portion of the Holdback Account that remains undistributed to holders of Certificates or uncertificated Company Shares as of the date 180 days after the Holdback Release Date shall be retained by Parent, and any holders of Certificates or uncertificated Company Shares who have not theretofore surrendered their Certificates or uncertificated Company Shares in accordance with this Section 2.10 shall thereafter look only to Parent for satisfaction of their claims for Parent Shares and any dividends or distributions with respect to Parent Shares.

(f) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Shares immediately prior to the Effective Time or any other Person who is entitled to receive Merger Consideration pursuant to this Article II, such amounts as are reasonably determined to be required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of Merger Consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(g) Disclaimer of Liability. No Party shall be liable to any holder of any Certificate or uncertificated Company Shares or to any other Person with respect to Parent Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

Section 2.11 Release of Holdback Account.

(a) Holdback Release Date. Within ten (10) Business Days after the date that is eighteen (18) months after the Closing Date (the “Holdback Release Date”), the balance of the Holdback Account less the Outstanding Claim Reserve (taking into consideration any deductions therefrom retained by Parent in satisfaction of the Indemnified Parties’ rights to payment and indemnification pursuant to this Agreement) shall be released by Parent by cancellation of the certificate for Parent Shares issued to the Securityholder Representative and reissuance of such Parent Shares to the Company Shareholders proportionately in accordance with their Holdback Percentages. “Outstanding Claim Reserve” means, as of the applicable date, the sum of all amounts claimed by Parent to be then owed to (or, if Parent has not then finally determined the amount that may be claimed, Parent’s good faith estimate of the maximum amount that may be claimed by Parent to be owed to) the Indemnified Parties in respect of the Indemnified Parties’ rights to payment and indemnification pursuant to this Agreement.

(b) Other Release from the Holdback Account. Following the resolution of all matters subject to the Outstanding Claim Reserve, if any, the balance of the Holdback Account (taking into consideration any deductions therefrom retained by Parent in satisfaction of the Indemnified Parties’ rights to payment and indemnification pursuant to this Agreement) shall be released by Parent to the Company Shareholders proportionately in accordance with their Holdback Percentages.

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Section 2.12 No Further Ownership Rights in Company Shares. Except as set forth in Section 2.15, from and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or uncertificated Company Shares shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration upon the surrender thereof in accordance with the provisions of Section 2.08. The Merger Consideration payable in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Securities. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or uncertificated Company Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.13 Restricted Securities; Legend.

(a) Parent Shares and any other securities issued by Parent under this Agreement are “restricted securities” as defined in Rule 144. Such Parent Shares and other securities issued by Parent hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company Equityholders have been advised or are aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and in certain circumstances, the number of shares being sold during any three-month period not exceeding specified limitations.

(b) Each Parent Share issued pursuant to this Agreement will be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreement to which the Parent Shares issued pursuant to this Agreement are subject, substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION PROVISIONS.”

Section 2.14 No Interest. No interest shall accumulate on any amount payable in respect of any Company Securities in connection with the Merger, and any interest actually accrued shall be payable to Parent.

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Section 2.15 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Company Shareholders who have exercised and perfected appraisal or dissenters’ rights for such Company Shares in accordance with the FBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration described in Section 2.08(a) attributable to such Dissenting Shares. Such Company Shareholders shall be entitled to receive payment of the fair value of such Company Shares held by them in accordance with the FBCA, unless and until such Company Shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal or dissenters’ rights under the FBCA. All Dissenting Shares held by Company Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Company Shares under the FBCA shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.08(a).

(b) The Company shall give Parent prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

Section 2.16 Effects on Parent Directors. At Closing, the Parent Board shall be increased to seven (7) persons. Terence J. Ferraro, Patrick Vo and Dan McMahon shall be added to the Parent Board. Each such member of Parent’s board of directors shall serve until his resignation, removal, or until his successor is elected and qualified at the next subsequent annual or special meeting of Parent’s stockholders at which directors are to be elected.

Section 2.17 The Approved Business Plan. The current officers of the Company will continue in their current duties, and a post-Merger Company business plan will be prepared by them and presented to the Parent Board within forty-five (45) calendar days of the Closing Date. Upon approval of such business plan with any revisions required by the Parent Board, such business plan shall become the Company’s business plan.

Section 2.18 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Company Shareholders to take all such lawful and necessary action.

ARTICLE III: Representations and warranties of the Company

Except as expressly set forth or specifically referred to with respect to a particular representation or warranty set forth in this Article III in the schedule of exceptions delivered by the Company to Parent within ten (10) Business Days of the execution of this Agreement and on the Closing Date as an inducement to Parent and Merger Sub to enter into this Agreement (the “Company Schedule of Exceptions”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

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Section 3.01 Incorporation, Good Standing and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of Florida, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02 Company Charter Documents. The Company has delivered or made available to Parent prior to the date hereof complete and correct copies of the Company’s articles of incorporation and bylaws and the Shareholders Agreement, each as amended to date (collectively, the “Charter Documents”). The Company has delivered or made available to Parent prior to the date hereof complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board, and all committees thereof. The Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Charter Documents and/or its code of conduct. The Company has not taken any action that is inconsistent in any material respects with any resolution adopted by the Company’s shareholders, the Company Board or any committee thereof.

Section 3.03 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, to perform its covenants and obligations hereunder and thereunder and, subject to obtaining the approval of this Agreement by the requisite Company Shareholders required by the Charter Documents to consummate the Transactions (the “Company Shareholder Approval”), to consummate the Transactions. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger, other than obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, at or before the Closing, the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting or relating to creditors’ rights generally and to general equitable principles.

Section 3.04 Board and Shareholders Actions.

(a) At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Charter Documents, the Company Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and the Company Shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Company Shareholders vote for the approval of this Agreement, the Merger and the Transactions.

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(b) Assuming the receipt of the Company Shareholder Approval, no other vote of holders of any stock or other securities of the Company is necessary in order to approve and adopt this Agreement and the Merger under the Charter Documents.

Section 3.05 Non-Contravention. The execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the Transactions do not and will not (a)(i) contravene, violate or conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, (ii) result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or a right to challenge the Transactions under, (iii) result in a loss of a material benefit under, (iv) give rise to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, (v) constitute a change in control under, (vi) require the payment of a penalty under or result in the imposition of any Lien on the assets of the Company or any of the Company Subsidiaries under, the Charter Documents or other constituent documents of the Company or any Company Subsidiary, any Material Contract, or any Law applicable to the Company or any Company Subsidiary or by which any of their properties or assets are bound, or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of Company Subsidiary.

Section 3.06 Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the Articles of Merger as provided in Section 607.1105 of the FBCA; (b) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (c) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as an “Approval”) are required to be made or obtained by the Company or any Company Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the Transactions.

Section 3.07 Company Capitalization.

(a) As of the date of this Agreement, the Company has (i) 20,000,000 authorized shares of Company Common Stock, of which 2,868,190 shares are issued and outstanding; (ii) 1,000,000 authorized shares of Company Preferred Stock, of which 100,000 are designated as Series A Preferred Stock, all of which are issued and outstanding, and no other shares of Company Preferred Stock are issued and outstanding; (iii) issued and outstanding Company Warrants to purchase 16,293 shares of Company Common Stock, all of which will terminate or expire at the Closing by their terms; and (iv) issued and outstanding Company Options to purchase 1,039,521 shares of Company Common Stock.

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(b) Except as set forth above and as of the date of this Agreement, no shares, Company Securities or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Securities are, and all such Company Securities that may be issued prior tothe Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the FBCA, the Charter Documents or any Contract to which the Company is otherwise bound. From the date of this Agreement until the Effective Time, the Company has not (i) issued any Company Securities or other securities or rights to acquire Company Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Securities, other than pursuant to the vesting, exercise or settlement of Company Options and Company Warrants or as permitted by Section 5.01(b), or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities, other than as permitted by Section 5.01(b).

(c) Section 3.07(c) of the Company Schedule of Exceptions lists (i) each Company Security outstanding as of the date hereof, (ii) the name of the holder thereof, (iii) as to Company Options and Company Warrants, the grant date, expiration date, the number of Company Shares issuable thereunder, the exercise price and (iv) as to Company Options, whether each such Company Option was granted as a nonqualified stock option or an incentive stock option. In addition, Section 3.07(c) of the Company Schedule of Exceptions indicates, as of the date of this Agreement, which holders of outstanding Company Options are not employees of the Company (including non-employee directors, contractors, vendors, service providers or other similar persons), including a description of the relationship between each such person and the Company.

(d) True, correct and complete copies of the Company Share Plan, all forms of agreements and instruments relating to or issued under the Company Share Plan (including executed copies of all Contracts relating to each Company Security) have been provided or made available to Parent prior to the date hereof, and such Company Share Plan and Contracts have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Share Plan or Contracts in any case from those provided to Parent. The terms of the Company Share Plan permit the conversion at the Closing of Company Options as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Shareholders, or otherwise (other than the resolution of the Company Board) and without any acceleration of the exercise schedule or vesting provisions in effect for Company Options. No benefits under the Company Share Plan will accelerate in connection with the Transactions. No other outstanding Company Securities, whether under the Company Share Plan or otherwise, will be accelerated in connection with the Transactions. Each Company Option (i) has an exercise price at least equal to fair market value of the underlying Company Share as of the date of grant, (ii) has not had its exercise date or grant date delayed or “back-dated,” and (iii) has been issued in compliance with all applicable Laws.

(e) Except as set forth in Section 3.07(c) of the Company Schedule of Exceptions, there are (i) no outstanding Company Securities or other equity or voting interest in the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for Company Securities or other equity or voting interest in the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Company Subsidiary, or that obligates the Company or any Company Subsidiary to issue, any Company Securities or other equity or voting interest in, or any securities convertible into or exchangeable for Company Securities, or other equity or voting interest in, nor any deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of Company Securities, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Securities or other equity or voting interest (including any voting debt) in, the Company and (v) no other obligations by the Company or any of the Company Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of the Company Subsidiaries is a party to any Contract which obligates the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Securities pursuant to the terms of Company Share Plan.

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(f) Neither the Company nor any Company Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company or any Company Subsidiary.

(g) As of the Closing Date, the Company Securityholder Schedule is true, complete and accurate in all respects.

Section 3.08 Company Subsidiaries.

(a) Section 3.08(a) of the Company Schedule of Exceptions contains a complete and accurate list of the name, jurisdiction of organization, capitalization, schedule of shareholders or other equity holders of and the individuals who comprise the board of directors or comparable body and officers of each Company Subsidiary.

(b) Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation or organization (to the extent either such concept is recognized under applicable Law). Each of the Company Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate or otherwise hold its respective properties and assets. Each of the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All of the outstanding equity or voting interests in each Company Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company or another Company Subsidiary, free and clear of all Liens (other than Liens under applicable securities Laws) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity or voting interest).

(d) There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for any equity or voting interest in any Company Subsidiary, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any Company Subsidiary, or that obligate the Company or any Company Subsidiary to issue, any equity or voting interest in, or any securities convertible into or exchangeable for any equity or voting interest in, nor any deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or any Company Subsidiary is a party relating to the issuance of any equity or voting interest in any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any equity or voting interest (including any voting debt) in, any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the equity and voting interests in the Company Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any Company Subsidiary to make any payments based on the price or value of any Subsidiary Securities. Neither the Company nor any Company Subsidiary is a party to any Contract which obligates the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

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(e) The Company has made available to Parent prior to the date hereof true and complete copies of the, as applicable, articles of incorporation, bylaws, articles of organization, operating agreements, voting agreements, shareholder agreements, partnership agreement, trust agreement and other governing documents (collectively, “Subsidiary Charter Documents”) of each Company Subsidiary. The Company has delivered or made available to Parent prior to the date hereof accurate and complete copies of all the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Company Subsidiaries and the board of directors or equivalent body of each of the Company Subsidiaries, and all committees thereof. None of such Company Subsidiaries is in default of such Subsidiary Charter Documents.

(f) Section 3.08(f) of the Company Schedule of Exceptions sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Company Subsidiary) owned, directly or indirectly, by the Company or any Company Subsidiary as of the date of this Agreement.

Section 3.09 Company Financial Statements.

(a) The consolidated, audited financial statements of the Company and the Company Subsidiaries as of and for the years ended December 31, 2016 and December 31, 2017 (the “Financial Statements”) (i) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) The Company and each of the Company Subsidiaries, to the extent applicable, maintain disclosure controls and procedures as required by Rule 13a–15 or 15d–15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the Financial Statements is recorded and reported on a timely basis to the individuals responsible for the preparation of the Financial Statements.

(c) The Company maintains internal control over financial reporting (as defined in Rule 13a–15 or 15d–15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a–15(f) of the Exchange Act) that were Known to the Company and (ii) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(e) None of the Company, any Company Subsidiary or any of their directors or officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company any Company Subsidiary has engaged in questionable accounting or auditing practices, other than billing inquiries or complaints made in the ordinary course of business, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported to the Company Board, any committee thereof or to any officer of the Company evidence of a material violation of securities Laws, a breach of fiduciary duty or a similar material violation by the Company, any Company Subsidiary or any of their officers, directors or employees.

Section 3.10 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not such Liabilities are of a nature required to be reflected or reserved against on an audited consolidated balance sheet prepared in accordance with GAAP or in the notes thereto), other than (a) Liabilities reflected or otherwise reserved against in the Financial Statements, (b) Liabilities arising under this Agreement or incurred in connection with the Transactions, and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice that would not reasonably be expected to have a Company Material Adverse Effect on the Company or any Company Subsidiary, taken as a whole.

Section 3.11 Absence of Certain Changes. Since the Company Balance Sheet Date through the Effective Time (a) except for actions taken or not taken in connection with the Transactions, the business of the Company and the Company Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require Parent’s consent under Section 5.01, and (c) there has not been or occurred, and no circumstances have existed or exist that constitute or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any Contract with any Person either as an employee, director or an independent contractor (in each case, under which the Company or any Company Subsidiary has continuing obligations as of the date hereof) that carries an aggregate annual base salary or annual compensation in excess of $100,000 per annum (excluding Contracts for “at-will” relationships or that are terminable by the Company or the applicable Company Subsidiary at its discretion, by notice of not more than ninety (90) days for a cost of less than $10,000);

(ii) any severance, retention, termination, golden parachute, change-of-control or similar Contract with any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary;

(iii) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any of the Company Securities or Subsidiary Securities or other securities or any options, warrants or other rights to purchase or otherwise acquire any Company Securities or Subsidiary Securities;

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(iv) any customer, client, sales representative, distributor, franchise or supply Contract that involves bookings during the fiscal year 2017 through the first quarter of the fiscal year 2018 in excess of $50,000;

(v) any Contract with a Governmental Authority;

(vi) any Contract to which the Company or any Company Subsidiary is a party that (A) contains any covenant by the Company or any Company Subsidiary that limits the freedom of the Company or any Company Subsidiary to compete in any line of business or with any other Person or in any geographic location, or (B) restricts the development, manufacture, marketing or distribution of the products and services of the Company or any Company Subsidiary, including any Contract with any Person granting such Person the exclusive right in any territory to sell or distribute any product, or other Contract providing “most favored nations” pricing terms;

(vii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary) in excess of $25,000 (other than extensions of trade credit in the ordinary course of business consistent with past practice);

(viii) any Contract granting any Person a right of first refusal or first negotiation or similar right with respect to any sale of the Company, any Company Subsidiary or a substantial portion of the Company or any Company Subsidiary’s equity or assets;

(ix) any Contract imposing “standstill” obligations on the Company or any Company Subsidiary;

(x) any Contract that contains a license, lease, distribution, sale, resale or incorporation of any Intellectual Property (except for Shrink-Wrap Licenses);

(xi) any Contract that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or any joint venture entity pursuant to which the Company or any Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person or any Contract involving the sharing of revenues, profits or losses or proprietary information by the Company or any Company Subsidiary with any Person other than an Affiliate;

(xii) any Contract that involves or relates to Indebtedness or under which the Company or any Company Subsidiary has issued any note, bond, debenture or other evidence of Indebtedness to, any Person or any other note, bond, debenture or other evidence of Indebtedness of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset), in each case, for a principal amount in excess of $10,000 (in one or a series of one or more related transactions);

(xiii) any lease of personal or real property that involves anticipated expenditures by the Company or any Company Subsidiary of more than $100,000 in any twelve (12) month period;

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(xiv) any Contract that the Company or any Company Subsidiary is a party to that, by it terms, does not terminate or is not terminable by the Company or the Company Subsidiary without penalty within six (6) months after the date hereof;

(xv) any Contract that, together with any related Contracts, provides for capital expenditures in excess of $25,000 for any single project or related series of projects;

(xvi) any Contract among the Company and any Company Subsidiary; and

(xvii) any Contract, or group of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which would or would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Section 3.12(b) of the Company Schedule of Exceptions contains a list of all Material Contracts to which the Company or any Company Subsidiary is a party or by which it or its assets are bound as of the date of this Agreement and as of the Effective Time. As of the date hereof, true and complete copies of all Material Contracts (including all modifications, amendments, supplements, waivers, and side letters) have been made available to Parent prior to the date hereof. There are no Material Contracts that are not in written form.

(c) (i) Each Material Contract is valid and binding on the Company (and/or each such Company Subsidiary party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Company Subsidiary party thereto, as the case may be, in accordance with its terms, except that such enforceability (1) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting or relating to creditors’ rights generally, and (2) is subject to general principles of equity, (ii) neither the Company nor any Company Subsidiary that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and no circumstances exist and no event has occurred that with notice or lapse of time or both would or would be reasonably expected to constitute such a material breach or material default thereunder by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto or are reasonably expected to contravene, in any material respect, conflict in any material respect with, or result or give the Company or any Company Subsidiary or any other Person the right to declare a material default or exercise any material remedy under, or to materially accelerate the maturity, performance of or right under, or to cancel, terminate or materially modify, any Material Contract, and (iii) neither the Company nor any Company Subsidiary has received notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Material Contract.

Section 3.13 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.13(b) of the Company Schedule of Exceptions contains a complete and accurate list of all existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has made available to Parent prior to the date hereof a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or the Company Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company Leased Real Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Company and the Company Subsidiaries and which are necessary for the continued operation of the business of the Company and the Company Subsidiaries as the business is currently conducted and as currently proposed to be conducted.

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(c) With respect to each of the Leases:

(i) the Company or the applicable Company Subsidiary’s possession, as applicable, and quiet enjoyment of the Leased Real Property relating to each Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease;

(ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(iii) neither the Company nor any Company Subsidiary owes any brokerage commissions or finder’s fees with respect to such Lease;

(iv) neither the Company nor any Company Subsidiary has assigned, collaterally assigned, subleased, licensed, granted any option or right of first refusal or first offer or granted any security interest in any Lease or any interest therein other than Permitted Liens; and

(v) the Company and the Company Subsidiaries have paid all sums due and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the Leases.

(d) All of the Leases are each in full force and effect and valid and enforceable by and against the Company and/or a Company Subsidiary, as applicable, and the lessor in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law) and neither the Company nor any Company Subsidiary is in breach of or default under, or has received written notice of any breach of or default under, any such Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would or would reasonably be expected to constitute a breach or default thereunder by the Company or any Company Subsidiary or any other party thereto.

(e) To the Knowledge of the Company, (i) each of the Company and the Company Subsidiaries has all material Permits necessary for the current use by it of each applicable Leased Real Property, (ii) no material default or violation by the Company or any Company Subsidiary has occurred in the due observance of any such Permit and (iii) the current uses of each Leased Real Property comply with applicable Laws.

Section 3.14 Personal Property. The Company and the Company Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the tangible personal property and assets that are material to the Company and the Company Subsidiaries, free and clear of all Liens other than Permitted Liens.

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Section 3.15 Intellectual Property.

(a) Section 3.15(a) of Company Schedule of Exceptions lists and separately identifies: (i) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (1) for each Patent included in the Company Registered Intellectual Property (a “Company Patent”), all upcoming due dates and filing deadlines up to and including the date that is nine (9) months after the Closing Date; (2) for each registered trademark, trade name or service mark, the class of goods and services covered; (3) for each URL or domain name, any renewal date and the name of the relevant registry; and (4) for each registered mask work, the date of first commercial exploitation); and (ii) all Products that are currently sold, published, offered for sale, or under development by the Company or any of the Company Subsidiaries.

(b) The Company has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Authorities to maintain the Company Patents in full force and effect, including payment of all required fees when due to such offices or entities. Other than prior art references cited in the applicable patent office file history of any Company Patent (a complete copy of which the Company has delivered to Parent), to the Company’s Knowledge there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.

(c) The original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents, and the applicable statutes governing marking of Products covered by the inventions in the Company Patents have been fully complied with.

(d) The Company Intellectual Property constitutes all of the Intellectual Property necessary to operate the business of the Company and its Affiliates as now conducted or, to the Company’s Knowledge, as currently proposed to be conducted, and each item of Company Intellectual Property will, immediately following the Effective Time, continue to be owned or licensed for use by Parent, the Surviving Corporation and their respective Affiliates on the same terms with which the Company and its Affiliates, immediately prior to the Effective Time, own or license such item. Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of the Company Subsidiaries free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company and the Company Subsidiaries and their permitted successors pursuant to a valid and enforceable written license. The Company and the Company Subsidiaries have and have had all rights in the Company Intellectual Property necessary to carry out the Company’s and the Company Subsidiaries’ former activities, current activities and planned activities with respect to the Products, including any of the Products currently under development, including in each case rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use. Neither the Company nor any of the Company Subsidiaries hosts, offers as a service, uses in a service bureau or otherwise makes available in any similar manner any Company Intellectual Property, or permits any customer, partner or other third party to host, offer as a service, use in a service bureau or otherwise make available in any similar manner any Company Intellectual Property. The Company and the Company Subsidiaries have registered or applied to register all licenses for any Company Intellectual Property in any jurisdiction where registration is required or otherwise advantageous. Title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company.

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(e) The Company and each of the Company Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company or any of the Company Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company’s Knowledge has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such Contract is in full force and effect, and to the Company’s Knowledge, no third party obligated to the Company or any of the Company Subsidiaries pursuant to any such Contract is in default thereunder. Immediately following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under such Contracts to the same extent the Company and each of the Company Subsidiaries would have been able to had the consummation by Parent and Merger Sub of the Transactions not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of the Company Subsidiaries would otherwise have been required to pay had the Transactions not occurred. No such Contract grants or could compel any of the Company, any of the Company Subsidiaries, Parent or any of its Affiliates, to grant or offer to any third party any license or right in or to any Intellectual Property other than Company Intellectual Property, including any right to use or access any Product or service of Parent or any of its Affiliates, whether as a result of this Agreement, the Transactions or otherwise. Neither the Company nor any of the Company Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of the Company Subsidiaries or the Surviving Corporation, as successor to the Company or any of the Company Subsidiaries, in the Company Intellectual Property.

(f) Neither the Products nor the conduct of the business of the Company and the Company Subsidiaries as previously conducted, as currently conducted and as currently planned to be conducted, including the development, marketing, sale, support and use of the Products, have infringed, or do or will infringe any other Person’s copyrights, trade secret rights, right of privacy, right in Personal Data, moral right, Patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other Intellectual Property right, or give rise to any claim of unfair competition under any applicable Law. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of the Company Subsidiaries of any of the Company Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries or (ii) to the effect that any Product or the conduct of the business of the Company and the Company Subsidiaries, including the development, marketing, sale and support of the Products, has infringed or does or will infringe or constitute a misappropriation of any Intellectual Property or other proprietary or personal right of any Person have been asserted or, to the Company’s Knowledge, threatened by any Person against the Company or any of the Company Subsidiaries or their respective licensees, nor does there exist any valid basis for such a claim. There are no Legal Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation Legal Proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending Patent and trademark applications, and to the Company’s Knowledge no such Legal Proceedings are threatened or contemplated by any Governmental Authority or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation by any third party or Employee of any Company Intellectual Property owned by the Company or any of the Company Subsidiaries.

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(g) The Company and the Company Subsidiaries have obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of the Company Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and the Company Subsidiaries and have delivered true and complete copies of such assignments to Parent. No former employee, current employee, consultant or former consultant of the Company or any of the Company Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of the Company Subsidiaries. All amounts payable by the Company or any of the Company Subsidiaries to consultants and former consultants involved in the development of any Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have been paid in full, other than amounts currently due in the ordinary course of business and consistent with prior practice, that are not delinquent.

(h) The Transactions will not alter, impair or otherwise affect any right or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property.

(i) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary Software of the Company and the Company Subsidiaries used in the business of the Company or its Affiliates. Neither the Company nor any of the Company Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property. No person has any right to receive, access or use any such source code except for access or use by employees or contractors performing work on behalf of the Company or any Company Subsidiary in the ordinary course of business and pursuant to an agreement with customary confidentiality and restriction on use terms and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the Transactions result in the delivery, license, disclosure or release, or a requirement for the delivery, license, disclosure or release, of such source code by the Company, any Company Subsidiary or any other Person. All source code referred to in this Section 3.15(i) is maintained in a source code management system with commercially reasonable revision history, management, tracking and security measures and safeguards, and such source code and associated documentation have been written in a commercially reasonable manner so that they may be understood, modified, used and maintained by a reasonably skilled and competent programmer.

(j) The Company and the Company Subsidiaries have each taken commercially reasonable measures to protect their ownership of, and rights in, all Company Intellectual Property owned by the Company or any of the Company Subsidiaries in accordance with industry best practices. Without limiting the foregoing, neither the Company nor any of the Company Subsidiaries has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written Contracts requiring such Person to maintain the confidentiality of such information. Section 3.15(j) of the Company Schedule of Exceptions lists all such Contracts. No such Contract (i) obligates the Company or any of the Company Subsidiaries to make available any confidential or proprietary information, (ii) grants any right (whether contingent or otherwise, including pursuant to any “residual information,” “residual knowledge” or similar clause) to use or practice any rights under any Company Intellectual Property, other than a non-exclusive limited right to evaluate any confidential and proprietary information made available thereunder and which right is freely terminable by the Company or the applicable Company Subsidiary at any time without penalty or other liability, or (iii) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.

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(k) The Company Intellectual Property does not contain (i) any instructions, algorithms, computer code or other device or feature designed to disrupt, disable, prevent or harm in any manner the operation of any Software, data or hardware, including any lockout or similar license control functionality or (ii) any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, or other disabling device, code, design or routine) that maliciously causes or is intended to cause harm to any Software, data or hardware, including any such device or feature intended to (1) cause any Software, data or hardware to be erased, modified, damaged, or rendered inoperable or otherwise incapable of being used, as applicable, (2) replicate or propagate itself throughout other Software, data or hardware, (3) alter or usurp the normal operation of any Software or hardware, (4) search for and consume memory within a computer or system or (5) transmit data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

(l) Section 3.15(l) of the Company Schedule of Exceptions sets forth all Contracts pursuant to which the Company or any of the Company Subsidiaries grants any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property.

(m) Section 3.15(m) of the Company Schedule of Exceptions sets forth all Contracts pursuant to which the Company or any of the Company Subsidiaries holds any rights to any third-party Intellectual Property other than (i) Third-Party Software and Third-Party Hardware and (ii) generally commercially available Software licensed by the Company or any of the Company Subsidiaries for a total contract price of $25,000 or less.

(n) Section 3.15(n)(1) of the Company Schedule of Exceptions sets forth all Third-Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of the Company Subsidiaries holds rights to such item, (iv) the Product(s), including version numbers, to which such item relates, if any (v) whether such item is used internally by or on behalf of the Company or any of the Company Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of the Company Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of the Company Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any of the Company Subsidiaries permits any third party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of the Company Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of the Company Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and the Company Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties, (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any Maintenance and Support Agreement, and (xiii) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 3.15(n), “Product” includes any Product under development. Neither the Company nor any of the Company Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of the Company Subsidiaries hold rights to any Third-Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any of the Company Subsidiaries has incorporated into any Product or otherwise accessed, used, modified or distributed any Third-Party Software, in whole or in part, in a manner that may (1) require any Company Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (2) grant, or require the Company or any of the Company Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Intellectual Property, or (3) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Intellectual Property, and neither the Company nor any of the Company Subsidiaries has any plans to do any of the foregoing. Section 3.15(n)(2) of the Company Schedule of Exceptions sets forth a list of all Persons providing data (excluding customers providing confidential and proprietary data solely for use by or on behalf of such customer) to the Company or any of the Subsidiaries, as well as certain additional information with respect to each such Person. All information set forth on Sections 3.15(n)(1) and (2) of the Company Schedule of Exceptions (including the foregoing items (i)-(xiii)) is true and complete.

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(o) None of the Company’s or any of the Company Subsidiaries’ Contracts (including any Contract for the performance of professional services by or on behalf of the Company or any of the Company Subsidiaries) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.

(p) Section 3.15(p) of the Company Schedule of Exceptions lists all Contracts pursuant to which the Company or any of the Company Subsidiaries has any current development or other professional services obligations, the rates and payment terms applicable thereto, and a summary of the Company’s and such Company Subsidiaries’ remaining commitments and milestones or other delivery or time for performance requirements thereunder. Neither the Company nor any of the Company Subsidiaries has entered into any Contract to provide custom coding, new features or functionality or other custom development with respect to any Product.

(q) Neither the Company nor any of the Company Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries to any other Person or (ii) granted any customer the right to use any Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

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(r) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries, including any portion of a Product. Neither the Company nor any of the Company Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Company Subsidiary to grant or offer to any third party any license or right to such Company Intellectual Property. Section 3.15(r)(1) of the Company Schedule of Exceptions sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of the Company Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of the Company Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of the Company Subsidiaries who was involved in, or contributed to, the creation or development of any Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary has performed services for any Governmental Authority, for a university, college or other educational institution or research center immediately prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has provided Company Intellectual Property to any Governmental Authority, under Contract or otherwise, in any manner that gives such Governmental Authority any additional or different rights than those contained in the Company’s standard form license terms attached to Section 3.5(r)(2) of the Company Schedule of Exceptions.

(s) There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries in any jurisdiction in which the Company or any of the Company Subsidiaries currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(t) Neither the Company nor any of the Company Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(u) Section 3.15(u)(1) of the Company Schedule of Exceptions lists all Contracts pursuant to which the Company or any of the Company Subsidiaries is obligated to provide maintenance, support or similar services (such Contracts, as supplemented below, are referred to collectively as the “Maintenance and Support Obligation Agreements”). All of the Maintenance and Support Obligation Agreements are in all material respects in the form of the agreement identified as the Standard Maintenance Agreement set forth on Section 3.15(u)(2) of the Company Schedule of Exceptions. No Maintenance and Support Obligation Agreement obligates the Company, any of the Company Subsidiaries, Parent, or the Surviving Corporation (or any of their respective Affiliates) after the Effective Time to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Product, other than error corrections and upgrades if and when made available to the Company’s customers generally. The versions of the Products currently supported by the Company and the Subsidiaries are set forth on Section 3.15(u)(3) of the Company Schedule of Exceptions. No Maintenance and Support Obligation Agreement obligates the Company or any of the Company Subsidiaries to provide maintenance, support or similar services with respect to any third-party Product (including hardware, Software or code). Neither the Company nor any of the Company Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to any Products to any other Person. The Company and each of the Company Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under any of the terms or conditions of any Maintenance and Support Obligation Agreement. The level of staffing and resources provided currently by the Company and the Company Subsidiaries for the provision of maintenance, support and similar services is sufficient to comply with all obligations arising under each Maintenance and Support Obligation Agreement. Section 3.15(u)(3) of the Company Schedule of Exceptions sets forth each Person (including any customer or partner) that is party to an active Maintenance and Support Obligation Agreement and sets forth: (i) the name of such Person, (ii) the Maintenance and Support Obligation Agreement(s) for such Person and (iii) the annualized support contract value under such Maintenance and Support Obligation Agreement(s) expressed in the local currency under the Maintenance and Support Obligation Agreement.

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(v) Section 3.15(v) of the Company Schedule of Exceptions sets forth a list of all Third-Party Hardware, either as set forth in one or more bills of materials, or in a list, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner, supplier and/or licensor of such item, (iii) all licenses and other Contracts pursuant to which the Company or any of the Company Subsidiaries holds or obtains rights to such item, (iv) the Product(s), including version numbers, to which such item relates, if any, (v) a description of the nature and function of such item, (vi) whether such item is used internally by or on behalf of the Company or any of the Company Subsidiaries, (vii) whether such item is distributed by or on behalf of the Company or any of the Company Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (viii) whether such item is hosted, co-located, or used in connection with hosting, service bureau or in any similar manner by or on behalf of the Company or any of the Company Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (ix) whether the Company or any of the Company Subsidiaries permits any third party to host, co-locate, or use in connection with hosting, service bureau or in any similar manner such item (whether on a standalone basis or as an integrated, embedded or bundled component), (x) whether such item has been modified by or on behalf of the Company or any of the Company Subsidiaries, (xi) whether such item is used by or on behalf of the Company or any of the Company Subsidiaries to design, assemble or test any Product or generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (vi) through (x) above) of the use, modification, hosting and/or distribution of such generated code or other material; (xii) a summary of the Company’s and the Company Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties; (xiii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any Maintenance and Support Obligation Agreement; (xiv) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto; (xv) whether such item is sole or single sourced and an assessment of the difficulty of replacing the item; (xvi) a description of the impact on the business of the Company if the Company and the Company Subsidiaries could no longer use, access or provide such item to any third party; (xvii) whether the Company or any of the Company Subsidiaries has received any notice of planned end-of-life in connection with such item; and (xviii) whether there have been any quality failures in connection with such item during the past twelve (12) months, and if so, a description of such failures and the scope of impact, remedial steps taken and planned and current status. For purposes of this Section 3.15(v), “Product” includes any Product under development. Neither the Company nor any of the Company Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of the Company Subsidiaries hold or obtain rights to any Third-Party Hardware, nor received any notice of intent to conduct any such audit. All information set forth on Section 3.15(v) of the Company Schedule of Exceptions (including the foregoing items (i)-(xviii)) is true and complete.

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(w) The Products that have been commercially released operate and perform materially in accordance with their respective warranty documentation and otherwise as required by the Company and the Company Subsidiaries in connection with their business. In the past three (3) years, there has been no failure or breakdown of any material Company Technology or Products that has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary. Each of the Company and the Company Subsidiaries has implemented commercially reasonable backup and disaster recover technology and programs consistent with industry practices and Contracts to which it is a party.

(x) All services provided by the Company or any of the Company Subsidiaries to any third Person (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services Contracts and in all material respects with all applicable Laws. There is no claim pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries relating to any Services or services Contract and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim. Section 3.15(x) of the Company Schedule of Exceptions sets forth all Contracts that obligate the Company or any of the Company Subsidiaries to provide Services after the Agreement Date (the “Services Agreements”), whether any Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for Services provided thereunder, a summary of the Company’s and such Company Subsidiaries’ remaining commitments and milestones or other delivery or time for performance requirements thereunder, and to the extent such Services Agreement contains a fixed price provision, the Company’s budgeted expense to fully perform and complete its obligations thereunder. Neither the Company nor any of the Company Subsidiaries is party to or is bound by any “loss contract” or other Contract (a “Loss Contract”) where the expected cost to complete the Contract exceeds either (i) the fees and payments to be received pursuant to such Contract or (ii) the Company’s budgeted expense with respect thereto, and there is no reasonable basis to conclude that any Contract will become a Loss Contract.

(y) Section 3.15(y) of the Company Schedule of Exceptions identifies all Open Source Materials used in any Products or is distributed with or used in the development of Products or from which any Product is derived, describes the manner in which such Open Source Materials are used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any of the Company Subsidiaries) and identifies the licenses under which such Open Source Materials were used. Section 3.15(y) of the Company Schedule of Exceptions also identifies and describes the Products to which each such item of Open Source Materials applies. The Company and each of the Company Subsidiaries are in material compliance with the material terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any of the Company Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Products, (ii) distributed Open Source Materials in conjunction with any Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), creates obligations for the Company or any of the Company Subsidiaries with respect to any Company Intellectual Property or grant to any third party any rights under any Company Intellectual Property that require, as a condition of use, modification and/or distribution of Products that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge. No Product contains, is derived from, is distributed with, or is being or was developed using Open Source Materials that is licensed under any terms that otherwise impose any other material limitations, restriction or condition on the right or ability of the Company to use or distribute any Product or to enforce Company Intellectual Property.

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(z) Section 3.15(z) of the Company Schedule of Exceptions contains a correct, current, and complete list of all social media accounts used by the Company or any Company Subsidiary in the conduct of the business of such Persons. The Company has provided Parent with all user names and passwords associated with the social media accounts. The Company and Company Subsidiaries have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the business of the Company and its Affiliates (collectively, “Platform Agreements”). There are no legal actions, audits, or investigations settled, pending, or threatened alleging any breach or other violation of any Platform Agreement by the Company or any Company Subsidiary.

Section 3.16 Restrictions on Business Activities. There is no Contract or Order to which the Company or any Company Subsidiary is a party or otherwise binding upon the Company or any Company Subsidiary that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of the Company or any Company Subsidiary, any acquisition or disposition of material property (tangible or intangible) by the Company or any Company Subsidiary, the conduct of business by the Company, as currently conducted, or otherwise limiting in a material respect the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person.

Section 3.17 Product Claims.

(a) The Company has delivered to Parent an accurate form of the Company’s customer agreements which contain typical customer warranties with respect to the Company’s products and services and the products and services of any of the Company Subsidiaries. There have not been any material deviations from such warranties and none of the employees or agents of the Company or any Company Subsidiary (i) is authorized to undertake obligations to any customer or Person which expands such warranties, or (ii) to the Company’s Knowledge, has made any oral warranty with respect to such products or services of the Company or any Company Subsidiary.

(b) Other than warranty claims for individual Products in the ordinary course of business, none of the Company or any Company Subsidiary has received notice of any claim or complaint or indicating an intention on the part of any Person to bring any claim or complaint, and no claim or complaint has been made by any Person or is otherwise pending before any Governmental Authority, with respect to any Products (including with respect to any delay, defect, deficiency, or quality) or with respect to the breach of any Contract under which such Products have been licensed, supplied, made available, or otherwise provided. Each Product has been and is in conformity with all applicable contractual commitments, warranties, and specifications in all material respects, and with all applicable Laws and does not contain any disabling codes or virus, or material bugs or defects that cannot reasonably be corrected in the ordinary course of business.

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Section 3.18 Privacy and Data Protection.

(a) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”), including the Health Insurance Portability and Accountability Act of 1996 as amended and all implementing regulations and including with respect to the privacy of Company employees and of users of the Company’s and the Company Subsidiaries’ Products, services, and websites. For purposes of this Section, “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

(b) Each of the Company and the Company Subsidiaries have implemented and maintain a comprehensive written enterprise privacy and data protection program (a “Data Protection Program” or the “Data Protection Programs,” as appropriate) that complies with all Privacy Laws and incorporates industry best practices. All Data Protection Programs comply with all Privacy Laws and include appropriate administrative, technical, and physical safeguards designed to (i) ensure the availability, integrity, security, privacy, and confidentiality of Personal Data and confidential information, (ii) protect Personal Data and confidential information against any anticipated threats or hazards to the availability, integrity, security, privacy, and confidentiality of Personal Data and confidential information, and (iii) protect against any actual or suspected unauthorized Processing, loss, disclosure, or acquisition of or access to any Personal Data or confidential information (a “Data Security Incident”). At a minimum, the Data Protection Programs include the following safeguards: Regular comprehensive vulnerability assessments and penetration testing and appropriate adjustments to the Data Protection Programs in light of those tests and assessments; appropriate secure access controls; appropriate authentication controls; periodic risk assessments and appropriate adjustments to the Data Protection Programs in light of those assessments; appropriate training and awareness programs; appropriate encryption of data in transit and at rest; secure disposal of Personal Data and confidential information; and appropriate facility security measures.

(c) Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated by this Agreement will cause the Company or any Company Subsidiary to violate any Privacy Law

(d) Each of the Company and the Company Subsidiaries complies in all respects with, and neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated by this Agreement will cause the Company or any Company Subsidiary to violate or fail to adhere to (i) all Contracts to which the Company or any Company Subsidiary is a party that address the Processing, availability, integrity, security, privacy, or confidentiality of Personal Data or confidential information, (ii) all representations made to consumers, employees, and other persons relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data, and (iii) all published privacy policies and internal privacy policies, terms of use, and guidelines.

(e) Since January 1, 2012, (i) there has been no loss, damage, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other Data Security Incident involving Personal Data or confidential information maintained by or on behalf of the Company or any Company Subsidiary, nor any complaints or claims asserted by any Person (including any Government Authority) related to the Processing of Personal Data or confidential information by the Company or any Company Subsidiary or by another Person (including any Company or Company Subsidiary vendor) Processing Personal Data or confidential information on behalf of the Company or any Company Subsidiary, and (ii) there has been no legal proceeding brought by any Person that any product or service of the Company or any Company Subsidiary was the cause of, or a contributing cause of, or facilitated, any Data Security Incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that the Company or any Company Subsidiary was otherwise liable for any Data Security Incident or violation of any Privacy Law. Each of the Company and the Company Subsidiaries has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

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(f) The Company’s and the Company Subsidiaries’ information technology hardware and Software does not (i) contain any defect, vulnerability, or error (including any defect, vulnerability, or error relating to or resulting from the display, manipulation, Processing, storage, transmission, or use of any data) that materially adversely affects Personal Data or confidential information or the use, functionality, or security, or performance of the Company’s or the Company Subsidiaries’ information technology hardware and Software; (ii) fail to materially comply with any applicable warranty or other contractual commitment relating to the Personal Data or confidential information or the use, functionality, security, or performance of the Company’s or the Company Subsidiaries’ information technology hardware and software; or (iii) contain any malicious code designed or intended to perform any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device; or (2) damaging, destroying, disclosing, or misusing any data (including Personal Data and confidential information) or file. The Company and all Company Subsidiaries maintain appropriate safeguards designed to prevent occurrence of the defects, vulnerabilities, errors, malicious code, and noncompliance referenced in the preceding sentence.

Section 3.19 Tax Matters.

(a) The Company and each of the Company Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file properly requested from and granted by a Governmental Authority) all Tax Returns and all such filed Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Financial Statements for the payment of, all Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods and portions thereof through the Company Balance Sheet Date and since then, the Company and the Company Subsidiaries have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, (ii) outside the ordinary course of business consistent with past practice, or (iii) otherwise inconsistent with past custom and practice.

(b) No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of the Company Subsidiaries that are not subject to adequate reserves on the Financial Statements as adjusted in the ordinary course of business consistent with past practice through the Effective Time, nor has the Company or any of the Company Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or the Company Subsidiaries for Taxes. No power of attorney granted by the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force.

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(c) No audit of any Tax Return or Taxes of the Company or any of the Company Subsidiaries is presently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit.

(d) Neither the Company nor any of the Company Subsidiaries has participated, been a party to, or a material advisor with respect to a “reportable transaction” within the meaning of Code Section 6707A(c)(1) or U.S. Treasury Regulation § 1.6011-4(b)(1) (or any similar provision of the Tax Laws of any other jurisdiction).

(e) No extension of time within which to file any Tax Return required to be filed by the Company or any of the Company Subsidiaries is currently in effect.

(f) No action, suit, investigation, claim or assessment is pending or to the Company’s Knowledge threatened with respect to Taxes for which the Company or any of the Company Subsidiaries may be liable.

(g) No unresolved claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Company Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction and, to the Company’s Knowledge, no basis exists for such a claim.

(h) Neither the Company nor any Company Subsidiary is bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company or any of the Company Subsidiaries will have, as of the Closing Date, any liability for Taxes of any other entity.

(i) There are no Tax rulings, requests for rulings, private letter rulings, technical advice memoranda, similar agreement, or closing agreements relating to Taxes for which the Company or any Company Subsidiary is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j) Neither the Company nor any of the Company Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement (including a “closing agreement” under Section 7121 of the Code), intercompany transaction, installment sale or open transaction disposition governed by Section 453 of the Code (or any similar provision of state, local, or foreign Law), the receipt of any prepaid amount, or election pursuant to Section 965(h) of the Code, in each case, made, taken, or entered into prior to or in connection with Closing. The Company does not have any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code. The Company has not made an election (including a protective election) pursuant to Section 108(i) of the Code.

(k) All Taxes that the Company or any Company Subsidiary is required by Law or Contract to withhold or to collect from each payment made to any employee, contractor, consultant, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Company Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

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(l) Neither the Company nor any Company Subsidiary is or has been a member of any consolidated, unitary, combined or affiliated group within the meaning of Section 1504 of the Code (or any similar provision of Law relating to Taxes) nor has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any comparable provision of Law relating to Taxes).

(m) The Company is a resident for Tax purposes of its country of incorporation, organization or formation, and is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(n) Neither the Company nor any Company Subsidiary has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(o) During the last three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(p) All Taxes that the Company or any of the Company Subsidiaries is required by Law or Contract to collect or assess from each payment received by a customer or other Person have been duly assessed or collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Company Subsidiaries have complied with all record keeping and reporting requirements in connection with such amounts.

(q) Without regard to this Agreement, neither the Company nor any of the Company Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

Section 3.20 Employee Plans.

(a) Section 3.20(a) of the Company Schedule of Exceptions sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other bonus, commissions, stock option, restricted stock unit, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, pension, retirement, disability, vacation (entitlement and accrual), sick days (entitlement and accrual), deferred compensation, severance, termination, retention, change of control, golden parachute, vacation, meal subsidies, dependent care, medical care, employee assistance program, education or tuition assistance, welfare, or post-employment welfare plan, program, agreement, contract, policy or arrangement and each other material employee benefit plan, program, agreement, contract, written and unwritten policy or binding arrangement (whether or not in writing) maintained or contributed to by the Company or any of the Company Subsidiaries or any other trade or business (whether or not incorporated) that is treated as a single employer with the Company or any of the Company Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a) (14) or 4001(b) (1) of ERISA (an “ERISA Affiliate”), or with respect to which the Company or any ERISA Affiliate has any Liability (the “Material Employee Plans” and, together with any other material employment agreement with respect to which the Company or one of the Company Subsidiaries is a party, the “Employee Plans”).

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(b) With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent prior to the date hereof complete and accurate copies of (i) each Employee Plan; (ii) the three most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (iii) the most recent determination letter or opinion letter, if any, issued by the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iv) the plan documents, summary plan descriptions and any amendments thereto, or a written description of the terms of any Employee Plan that is not in writing; (v) all material communications provided to Employee Plan participants; (vi) any notices to or from the IRS or the United States Department of Labor relating to any compliance issues in respect of any such Employee Plan; (vii) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (viii) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter reference under clause (iii) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment; and (ix) all related custodial agreements, trust agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Employee Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any.

(c) No Material Employee Plan is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA); (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company, any of the Company Subsidiaries, any officer of the Company or any of the Company Subsidiaries or any of the Employee Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non- exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or to the Knowledge of the Company, any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any ERISA Affiliate or any officer of the Company or any of the ERISA Affiliates to any material tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 409 or 502 of ERISA.

(d) Each Material Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law including the applicable provisions of ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Plan.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than (i) routine claims for benefits that have been or are being handled through an administrative claims procedure; and (ii) Legal Proceedings that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liabilities to the Company and the Company Subsidiaries (taken as a whole).

(f) With respect to each Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) no such Employee Plan provides (or could require the Company or any of the Company Subsidiaries to provide) post-employment welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law; (ii) no such Employee Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (iii) each such Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code; and (iv) each such Employee Plan (including any such Employee Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time.

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(g) Each Material Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company of the Company Subsidiaries to file an application for such determination letter from the IRS) and no such determination letter opinion has been revoked nor, to the Knowledge of the Company, no material fact, development or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Material Employee Plan, nor has any such Material Employee Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs since the beginning of the most recent plan year.

(h) Other than payments that may be made to the Persons listed in Section 3.20(h) of the Company Schedule of Exceptions (the “Primary Company Executives”), any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions (alone or in conjunction with any other event, including any termination of employment) by any current or former employee, officer, director or other service provider of the Company or any of its Affiliates under any employment, severance or termination agreement, other compensation arrangement or Employee Plan or otherwise: (i) would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) (a, “280G Payment”) and would not result in the imposition of an excise Tax under Section 4999 of the Code; and (ii) would not be subject to any deduction limitation under Section 162(m) of the Code. The Company is not a party to, nor is it otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of any Tax, including any excise Tax imposed by Section 4999 or 409A of the Code. Each Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the applicable guidance issued thereunder), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(i) Neither the execution or delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party nor the consummation by the Company of the Transactions (alone, or in conjunction with any other event, including any termination of employment) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, officer, director or other service provider of the Company or any of the Company Subsidiaries; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, officer, director or other service provider; (iii) result in the acceleration of the time of payment, vesting, forfeiture or funding of any such benefit or compensation; or (iv) result in any breach or violation of, or a default under, or limit the Company’s right to amend, modify or terminate, any Employee Plan.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the applicable treasury regulations and other official guidance promulgated thereunder. No compensation payable by the Company or any of the Company Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.

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(k) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of the Company Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(l) Each Employee Plan to which the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) applies is in compliance in all respects with ACA, and the rules and regulations promulgated thereunder and no federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees

Section 3.21 Labor and Employment Matters.

(a) Attached hereto as Section 3.21(a) of the Company Schedule of Exceptions is a list identifying all employees of each of the Company and the Company Subsidiaries (including any employee who is on a leave of absence of any nature) (collectively, the “Company Employees”), which list correctly reflects, in all material respects, the following information regarding each Company Employee: name; job title; date of hire; employer; primary work location; current salary and any other forms of compensation payable , including compensation payable pursuant to bonus, deferred compensation or commission arrangements; full-time or part-time status; exempt or non-exempt status under the Fair Labor Standards Act; vacation entitlement and accrued vacation or paid time-off balance; travel and/or car allowance; sick leave entitlement and accrued sick leave balance; and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission); and if such Company Employee is on a leave of absence, the type of leave (e.g., disability, workers compensation, military, family, medical or other leave protected by applicable Law) and the anticipated date of return to service, provided that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain Personal Data without the individual’s consent, Section 3.21(a) of the Company Schedule of Exceptions shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Laws. Other than as required by Law, no Company Employee is entitled to additional material benefits beyond those set forth on Section 3.21(a) of the Company Schedule of Exceptions. Other than in the ordinary course of business, no commitment, promise or undertaking has been made by the Company or any Company Subsidiary with respect to any change in the compensation payable to any Company Employee in the last one hundred eighty (180) days.

(b) All of the Company Employees (including any Company Employees with an employment Contract) are terminable at will. To the Knowledge of the Company, no officer, Key Employee or group of Company Employees intends to terminate his, her or their employment with the Company or the applicable Company Subsidiary, nor has any such officer, Key Employee, or group of Company Employees threatened or expressed any intention to do so. To the Knowledge of the Company, no officer, director, Company Employee, or independent contractor of the Company, or any Company Subsidiary is in material violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment, or any other contract with a former employer or service recipient relating to the right of any such officer, director, Company Employee, or independent contractor to be employed or engaged by the Company or any Company Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or any Company Subsidiary or because of the use of trade secrets or proprietary information of others.

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(c) Neither the Company nor any of the Company Subsidiaries is, nor has been within the immediately preceding five (5) years, a party to any collective bargaining agreement, works council agreement, workforce agreement or labor union Contract applicable to any Company Employees. To the Knowledge of the Company, (i) no Company Employees are represented by any labor union, labor organization, works council, worker center or other representative body in connection with their employment by or service to the Company or the Company Subsidiaries, and (ii) there is no organizational effort presently being made or threatened by or on behalf of any labor union, labor organization, works council, worker center or other representative body with respect to the Company Employees. In the immediately preceding five (5) years, there has been no strike, slowdown, work stoppage, lockout or other material disruption of labor peace in connection with any of the Company Employees. No consent of any labor union is required to consummate the Merger or the Transactions. There is no obligation to inform, consult or obtain consent, whether in advance or otherwise, of any works council, employee representatives or other representative bodies in order to consummate the Merger or the Transactions.

(d) Each of the Company and the Company Subsidiaries has complied in all material respects with applicable Laws and Contracts relating to the employment of labor, employment practices, and terms and conditions of employment, including but not limited to applicable Laws regarding minimum wage, overtime compensation, payment of wages, days of work and rest, leaves of absence, vacation or sick pay, employment discrimination, disability accommodation, workers’ compensation, harassment, immigration, and occupational health and safety. Neither the Company nor any of the Company Subsidiaries has engaged in any unfair labor practice or other unlawful employment practice, and there are no complaints, claims, charges or investigations of any unfair labor practice or other unlawful employment practice pending or, to the Knowledge of the Company, threatened or planned, against the Company or any of the Company Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or federal Department of Labor, the Occupational Safety and Health Administration, or any other Governmental Authority. There are no controversies pending or threatened between any of the Company or the Company Subsidiaries, on the one hand, and any of the current or former Company Employees or other service providers, on the other hand, which controversies, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) Within the past five (5) years, neither the Company nor any Company Subsidiary has implemented any mass layoff, plant closing, or other termination of employees that could trigger obligations under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state or local law.

(f) Notwithstanding and without limiting the foregoing clauses of this Section 3.21:

(i) The Company and any Company Subsidiaries’ obligations to provide statutory or contractual severance pay are fully funded by the Company or the Company Subsidiaries (through insurance or otherwise), or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with U.S. GAAP).

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(ii) All amounts that the Company or any Company Subsidiary is legally or contractually required either (1) to deduct from the Company Employees’ compensation or to transfer to such Company Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (2) to withhold from the Company Employees’ compensation and benefits and to pay to any Governmental Authority as required by applicable Law have, in each case, been duly deducted, transferred, withheld, paid and reported in all respects.

(iii) Neither the Company nor any Company Subsidiary has engaged any employees or independent contractors whose employment would require special licenses, permits or other authorization of a Governmental Authority.

(iv) There are no material unwritten policies, practices or customs of the Company or any Company Subsidiary which, by extension, could reasonably be expected to entitle employees to material benefits in addition to what they are entitled by Law or Contract (including, without limitation, unwritten customs or practices concerning bonuses, the payment of severance pay when it is not legally required, prior advance notice periods and accrued vacation days), other than those included in the Plans. To the Knowledge of the Company, and there are no customs or customary practices regarding employees that could be deemed to be binding on the Company or any of the Company Subsidiaries.

(g) Each person who has performed services for the Company or a Company Subsidiary in the preceding five (5) years and who has been treated as an independent contractor (whether referred to as independent contractor, consultant, sub-contractor, freelancer, or any other title) has been properly classified as such for purposes of the Code and all other applicable Laws. Neither the Company nor any Company Subsidiary has incurred, and to the Knowledge of the Company, there exists no circumstances under which the Company or a Company Subsidiary could incur, any liability arising from the misclassification of employees as independent contractors.

(h) In its contracts with its independent contractors, consultants, sub-contractors and/or freelancers, the Company has included provisions reasonably designed to protect its rights against possible claims for reclassification of any of the aforementioned as employees of the Company or the Company Subsidiaries or for entitlement to rights of an employee vis-à-vis the Company (or Company Subsidiary), including but not limited to, rights to minimum wages or overtime wages, severance pay, vacation pay, sick leave, or other employee-related benefits.

Section 3.22 Permits. The Company and the Company Subsidiaries have, since January 1, 2012, complied, and are currently in compliance with, the terms of, and validly hold, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”). Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received written notice of any Legal Proceeding relating to (1) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Permit or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit; (ii) to the Company’s Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time, or both) (1) constitute, or would reasonably be expected to result in (directly or indirectly), a violation of or failure to comply with, any term or requirement of any Permit or (2) would, or would reasonably be expected to, result in (directly or indirectly) the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any Permit; and (iii) all applications required to have been filed for the renewal of each Permit have been duly and timely filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to each Permit have been duly and timely made with the appropriate Governmental Authority.

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Section 3.23 Compliance with Laws; FCPA Matters.

(a) The Company and the Company Subsidiaries are, and have been at all times since January 1, 2012, in compliance in all material respects with all Laws applicable to the Company and the Company Subsidiaries or their respective assets. Neither the Company nor any of the Company Subsidiaries has received any written communication since January 1, 2012 from a Governmental Authority or any other Person that alleges that the Company or any of the Company Subsidiaries is not in compliance in any material respect with any Law.

(b) Neither the Company, the Company Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of the Company Subsidiaries has, in the course of their actions for or on behalf of the Company or the Company Subsidiaries, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized or ratified the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) to the Knowledge of the Company, been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(c) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or any of the Company Subsidiaries is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

Section 3.24 Environmental Matters.

(a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and neither the Company nor any Company Subsidiary has been notified (in writing or otherwise) in the past three (3) years, whether from a Governmental Authority, citizens group, employee or otherwise, regarding an actual or alleged noncompliance with or violation of any Environmental Law, or any liability or potential liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Law.

(b) To the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance of the Company or of any of the Company Subsidiaries with any Environmental Law in the future.

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(c) Neither the Company nor any Company Subsidiary is a party to or is the subject of any pending or, to the Company’s Knowledge, threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law. Neither the Company nor any Company Subsidiary is subject to any Order by any Governmental Authority imposing any Liability or obligation under any Environmental Law. No site or premises currently owned, leased, controlled or operated by the Company or any of the Company Subsidiaries is listed or, to the Knowledge of the Company, is currently proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists. Neither the Company nor any Company Subsidiary has received written notification within the past three (3) years of any potential responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local, foreign or other Environmental Law, or (iii) any Order issued pursuant to the provisions of any such Environmental Law.

(d) The Company and the Company Subsidiaries have obtained all Permits required by Environmental Laws necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such Permits.

(e) The Company has furnished to Parent copies of all environmental audits and risk and site assessments in the Company’s possession, if any, relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company and the Company Subsidiaries.

Section 3.25 Litigation.

(a) (i) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of the respective properties of the Company or any of the Company Subsidiaries and (ii) to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) The Company has provided or made available to Parent prior to the date hereof all pleadings and material written correspondence related to any Legal Proceeding involving the Company or any Company Subsidiary, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceeding and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover all Liabilities related to any such Legal Proceedings and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceedings under such insurance policy or policies.

(c) There is no Order to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. No officer or other Key Employee of the Company or any Company Subsidiary is subject to any Order, that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

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Section 3.26 Insurance.

(a) The Company has made available to Parent prior to the date hereof accurate and complete copies of all insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of the Company Subsidiaries, and Section 3.26(a) of the Company Schedule of Exceptions sets forth a true and complete list of all insurance policies maintained with respect to the Company or any of the Company Subsidiaries, together with the most recent annual premiums paid by the Company and each of the Company Subsidiaries with respect to such insurance, deductibles, period, carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

(b) As of the date hereof, each of the Company and the Company Subsidiaries is, and continually since the later of January 1, 2012 and the date of acquisition by the Company (in the case of a Company Subsidiary) has been, insured by insurers reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(c) With respect to each such insurance policy listed on Section 3.26(a) of the Company Schedule of Exceptions: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(d) At no time subsequent to January 1, 2012, has the Company or any of the Company Subsidiaries (i) received notice or other communication from any of its insurance carriers regarding any actual or possible cancellation or invalidation of any insurance policy or (ii) received notice from any of its insurance carriers that any insurance premiums currently in effect with respect to its existing insurance policies will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto or that any current insurance coverage will not be available in the future, other than as a result of the Transactions, substantially on the same terms as are now in effect. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of the Company Subsidiaries is accurate and complete. The Company and each of the Company Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Company Subsidiary of its intent to do so.

Section 3.27 Related Party Transactions. (a) There are no direct or indirect material transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any current or former director, executive officer or employee of the Company or any Company Subsidiary or any of his or her immediate family member, or any holder of five percent (5%) or more of the outstanding Company Shares or any of their Affiliates (each, a “Related Party”), on the other hand, and (b) as of the date of this Agreement, no Related Party has made any claim against the Company or any Company Subsidiary. Each material transaction between the Company or any Company Subsidiary, on the one hand, and a Related Party, on the other hand, has been authorized by all necessary corporate action on the part of the Company or such Company Subsidiary.

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Section 3.28 Anti-Takeover Statutes. Neither the Company nor any of the Company Subsidiaries is bound by or has in effect any “poison pill” or similar shareholder rights plan.

Section 3.29 Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries represent valid obligations arising from bona fide sales actually made or services actually performed by the Company or the Company Subsidiaries. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

Section 3.30 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Company or the Company Securityholders in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Securityholder.

Section 3.31 Information Statement. Subject to Section 4.06 below, the information contained in or incorporated by reference in the materials provided by the Company to the Company Shareholders in connection with soliciting and obtaining the Company Shareholder Approval (the “Information Statement”) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not misleading at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, if any, and at the time of any amendment or supplement thereof. The Information Statement shall contain (or incorporate by reference) all material information relating to the Company Shareholders’ decision to adopt and approve this Agreement and the Merger that is required by applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any of their Affiliates, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any such document.

Section 3.32 Representations Complete. None of the representations and warranties of the Company contained in this Agreement (as modified by the Company Schedule of Exceptions) or any Ancillary Agreement and none of the information contained or statements made in any schedule, certificate, exhibit or other document delivered or furnished by the Company pursuant hereto or thereto (a) omits, or will omit at the Effective Time, to state any material fact necessary in order to make such statement contained herein or therein, in the light of the circumstances under which made, not false or misleading, or (b) contains, or will contain at the Effective Time, any statement that is inaccurate or misleading with respect to any material facts.

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ARTICLE IV: Representations and warranties of parent and merger sub

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01 Incorporation; Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Florida and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where such good standing is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.02 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be a party, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and at or before the Closing Parent and Merger Sub will have duly executed and delivered each Ancillary Agreement to which each is or is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which each of Parent and Merger Sub is or is specified to be a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the Company, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and to general equitable principles.

Section 4.03 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Parent or the articles of incorporation of Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Approvals referred to in Section 3.06 are obtained or made, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

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Section 4.04 Required Governmental Approvals. Except for (a) such filings of reports under the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (b) the filing with the Secretary of State of the Articles of Merger as provided in Section 607.1105 of the FBCA; (c) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (d) such other Parent Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as a “Parent Approval”) are required to be made or obtained by Parent or Merger Sub with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation of the Merger and the Transactions.

Section 4.05 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or Merger Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.06 Information Statement. The information supplied in writing by Parent, Merger Sub or any of their Representatives expressly for inclusion or incorporation by reference in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not misleading as of the time such information was supplied to the Company. Any document that is required to be filed or furnished by Parent, Merger Sub or any of their respective Affiliates with the SEC or any other Governmental Authority in connection with the Transactions will, when filed with or furnished to the SEC or such other Governmental Authority, comply as to form in all material respects with applicable Law. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any such document.

Section 4.07 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by this Agreement.

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Section 4.09 Parent and Merger Sub Board Approval. The boards of directors of Parent and Merger Sub have each unanimously: (a) determined that the Merger is fair to, and in the best interest of, Merger Sub and its shareholders, (b) approved this Agreement, the Merger and the Transactions, and (c) with respect to the board of directors of Merger Sub, resolved to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the Transactions, pursuant to the terms hereof (which approval has been obtained simultaneously with the execution of this Agreement).

ARTICLE V: COVENANTS OF THE COMPANY

Section 5.01 Interim Conduct of Business.

(a) Except as expressly contemplated or required by this Agreement, required by applicable Law, or as approved by Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company and each Company Subsidiary shall (i) carry on its business in the usual, regular and ordinary course of business consistent with past practice in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, (ii) use its commercially reasonable efforts, consistent with past practices, to preserve substantially intact its business organization, keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries, and preserve the current relationships of the Company and each of the Company Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with whom the Company or any Company Subsidiary has significant business relations and (iii) shall not take any action that would adversely affect or is reasonably likely to delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority or otherwise required for the Transactions.

(b) Without limiting the forgoing Section 5.01(a), the Company shall not do any of the following and shall cause the Company Subsidiaries to not do any of the following:

(i) cause, permit or propose any amendment to the Charter Documents or Subsidiary Charter Documents;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, authorize or deliver or agree or commit to issue, sell, pledge, dispose of, grant, transfer, encumber, authorize or deliver (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities (including any right to receive a payment based on the price or value of any Company Securities or any Subsidiary Securities), except for the issuance and sale of Company Shares pursuant to Company Options or Company Warrants outstanding on the date of this Agreement upon the exercise or vesting (as applicable) thereof and in accordance with their present terms;

(iii) directly or indirectly acquire, repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities (including any right to receive a payment based on the price or value of any Company Securities or any Subsidiary Securities), except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement and in accordance with their present terms;

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(iv) (1) split, combine, subdivide or reclassify Company Securities or any Subsidiary Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities or any Subsidiary Securities, (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Securities or any Subsidiary Securities, or make any other actual, constructive or deemed distribution in respect of any Company Securities or any Subsidiary Securities, except for cash dividends made by any Company Subsidiary to the Company or another Company Subsidiary or (3) enter into, amend, or modify any shareholders rights agreement, rights plan, “poison pill,” or other similar agreement or instrument;

(v) propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of any Company Subsidiary, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement;

(vi) (1) incur, prepay, repurchase, assume or materially modify any Indebtedness or guarantee any Indebtedness of another Person or issue any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary, except for (A) debt incurred in the ordinary course of business consistent with past practice under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, a copy of which was made available to Parent prior to the date hereof, or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (B) loans or advances between the Company and any Company Subsidiary, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except with respect to obligations of the Company Subsidiaries incurred in the ordinary course consistent with past practice, (3) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any Company Subsidiary), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any Company Subsidiary of not more than $5,000 per employee, (4) mortgage or pledge any of its or the Company Subsidiaries’ material assets, tangible or intangible, or create or permit to exist any Lien thereupon (other than Permitted Liens or Liens granted in connection with the incurrence of any Indebtedness permitted under this Section 5.01(b)(vi));

(vii) except as may be required by applicable Law or the terms of any Employee Plan or Contract as in effect prior to the date hereof that has been provided or made available to Parent prior to the date hereof and except for the grant of bonuses to certain employees of the Company and Company Subsidiaries, in an aggregate amount not to exceed $100,000 in accordance with Section 5.01(b)(vii) of the Company Schedule of Exceptions, which shall be pre-approved by the Parent, (1) enter into, adopt, amend in any material respect (including acceleration of vesting) or terminate any material bonus, profit sharing, incentive, compensation, severance, retention, termination, change of control, option, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, officer, director or other service provider of the Company or any of the Company Subsidiaries in any manner, (2) increase the compensation or benefits (including any severance, change of control, termination or similar compensation or benefits) payable or to become payable to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, pay or agree to pay any special bonus or special remuneration to any such employee, officer, director or other service provider, or pay or agree to pay any material benefit not required by any plan or arrangement as in effect as of the date hereof, make any loans to any of such employees, officers, directors or other service providers (other than advancement of business expenses in the ordinary course of business and consistent with past practices, of not more than $5,000 per employee), or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise, in each case of (1) and (2) except as permitted by Section 5.01(b)(ii), (3) announce, implement, or effect any reduction in labor force, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of its employees, other than routine employee terminations consistent with past practices, (4) adopt or enter into any collective bargaining agreement, works council agreement or other labor union Contract applicable to its employees, or (5) hire or engage any new employee, officer, director or other service provider of the Company or any Company Subsidiary, or terminate the employment thereof, other than hiring or firing of employees or other service providers with total annual compensation not in excess of $75,000 per employee or other service provider, as applicable and $200,000 in the aggregate, and in the ordinary course of business consistent with past practice;

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(viii) except as may be required as a result of a change in applicable Law or in GAAP after the date hereof, make any material change in any of the accounting principles or practices used by it (including any change in depreciation or amortization policies), or make any material change in internal accounting controls or disclosure controls and procedures;

(ix) (1) acquire or license any material amount of assets, or (2) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

(x) (1) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (A) any business or other Person or any material equity interest therein or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, (2) enter into any Contract with respect to a joint venture, strategic alliance or partnership that is material to the Company and the Company Subsidiaries, taken as a whole; or (3) other than in the ordinary course consistent with past practice, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company or the Company Subsidiaries, which are material to the Company and the Company Subsidiaries, taken as a whole;

(xi) prepare or file any income Tax Return or other material Tax Return in a manner inconsistent with past practice or, on any such Tax Return, take any position inconsistent with past practice, make or change any Tax election, settle or otherwise compromise any claim relating to Taxes, settle any dispute relating to Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax indemnity, sharing, allocation or closing agreement, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, request any ruling or similar guidance with respect to Taxes;

(xii) (1) discharge, settle or satisfy any claims, liabilities, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $50,000 individually or $100,000 in the aggregate, other than the payment, discharge, settlement or satisfaction of liabilities reflected or reserved against in, or contemplated by, the Financial Statements, (2) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights with a value in excess of $50,000, or (3) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;

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(xiii) except in the ordinary course of business consistent with past practice, (1) enter into any Contract that would constitute a Material Contract if entered into at any time prior to the date hereof, (2) modify or amend in any material respect any Material Contract, (3) terminate any Material Contract, or (4) waive, release, or assign any material rights or claims under any Material Contract;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, or allow to lapse or expire or otherwise dispose of any of the material assets, Company Intellectual Property, product lines, or businesses of the Company or any Company Subsidiary, other than (1) pursuant to Contracts in effect as of, and disclosed to Parent, prior to the date of this Agreement, or (2) in connection with the license of Products or the distribution, sale or license of other products or services, in each case, in the ordinary course of business consistent with past practice;

(xv) enter into, engage in or amend any transaction or Contract with any Company Subsidiary or Related Party;

(xvi) customize the source code of any Product for any customer or other third party for which customization of the Intellectual Property rights associated therewith is not retained by the Company;

(xvii) enter into any Contract that limits either the type of business in which the Company or a Company Subsidiary (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which it may so engage in any business, or would require the Company or the Company Subsidiaries to deal exclusively with a Person or related group of Persons;

(xviii) cancel or fail to in good faith seek to renew any insurance policies;

(xix) except as expressly permitted in this Agreement, take any action that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied or that is intended to prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the Transactions; or

(xx) enter into a Contract, or otherwise resolve or agree, to take any of the actions prohibited by this Section 5.01(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.02 No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease any and all existing discussions, communications or negotiations with any Persons (other than Parent, Merger Sub and their Representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (but in no event later than two (2) Business Days after the date of this Agreement) revoke, terminate or withdraw access of any Person (other than Parent, Merger Sub and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Company Subsidiaries in connection with any Acquisition Proposal.

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(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company and the Company Subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate or cooperate with the making, submission or announcement of, or encourage, facilitate or assist the making of, any Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries, in each such case that has made, submitted or announced, or would reasonably be expected to make, submit or announce, or with the intent to induce the making, submission or announcement of, or the intent to knowingly encourage, facilitate or assist the making, submission or announcement of, an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Transaction, or (iv) resolve or publicly propose to take any of the actions referred to in clauses (i) through (iii). The Company agrees that any violation of the restrictions set forth in Section 5.02 by the Company Subsidiaries or any of the Company’s or any of the Company Subsidiaries’ Representatives shall be deemed a breach of this Agreement by the Company.

(c) The Company shall promptly (and in any event within twenty-four (24) hours from the time at which the Company becomes aware thereof) notify Parent orally and in writing if the Company becomes aware of the receipt by the Company, the Company Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal. Such notice shall include the terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed of the status and terms of any such Acquisition Proposal, request or inquiry on a prompt basis, and in any event no later than twenty-four (24) hours after the occurrence of any material changes to any such Acquisition Proposal (including any change to the terms and conditions thereof and of any withdrawal thereof).

(d) The Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, enter into any Contract with any Person that would restrict the Company’s ability to provide to Parent the information described in Section 5.02(c), and neither the Company nor any of the Company Subsidiaries is currently party to or bound by any Contract that prohibits the Company from providing the information described in Section 5.02(c) to Parent. The Company (i) shall not, and shall cause the Company Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, any standstill, non-compete, non-solicitation or confidentiality provision in any Contract to which it or any of the Company Subsidiaries is or becomes a party relating to an Acquisition Proposal (other than any such Contract with Parent or Merger Sub), and (ii) shall, at the reasonable request of the Parent, cause the Company Subsidiaries and its and their respective Representatives to, use reasonable commercial efforts to enforce such standstill, non-compete, non-solicitation and confidentiality provisions if the Company becomes aware of any material breach thereof by the party subject thereto.

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(e) The Company shall promptly (but in no event later than five (5) Business Days after the date of this Agreement) (i) demand that each Person that has executed a confidentiality agreement in the preceding eighteen (18) months in connection with any Acquisition Proposal return or destroy all non-public information furnished to such Person or its Representatives by or on behalf of the Company or any of the Company Subsidiaries in accordance with the terms of the applicable confidentiality agreement, and (ii) revoke, terminate or withdraw access of any Person (other than Parent, Merger Sub and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Company Subsidiaries in connection with any Acquisition Proposal.

Section 5.03 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent and its Representatives any information concerning its business, Taxes, properties or personnel as Parent may reasonably request, including (i) any report, schedule and other document filed or furnished by it with the SEC and any material communication (including “comment letters”) received by the Company from the SEC in respect of such filings, and (ii) internal monthly consolidated financial statements of the Company and the Company Subsidiaries, to the extent prepared in the ordinary course of business consistent with past practice; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.03 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.03 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives or employees in connection with any investigation conducted pursuant to the access contemplated by this Section 5.03.

Section 5.04 Director Resignations. Prior to the Closing, except as otherwise may be agreed by Parent, the Company shall obtain resignation letters from each of the members of the Company Board and the board of directors of each of the Company Subsidiaries, in each case, with the resignation to be effective as of the Effective Time.

Section 5.05 Company Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall, for the purpose of obtaining the Company Shareholder Approval, either (i) establish a record date for, duly call, give and publish notice of and convene a special meeting of its shareholders (the “Company Shareholders Meeting”) or (ii) establish a record date for and solicit the written consent of the Company Shareholders (the “Company Shareholders Written Consent”). The Company shall comply with the notice requirements applicable to the Company in respect of the Company Shareholders Meeting or the Company Shareholders Written Consent, as applicable, pursuant to the FBCA and the Charter Documents. At the Company Shareholders Meeting or by the Company Shareholders Written Consent, Parent and Merger Sub shall cause any Company Shares owned by them (if any) to be voted in favor of the approval of the Merger and the Transactions.

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(b) The Company agrees that, unless this Agreement has been terminated in accordance with Article X, it shall not submit to the vote of the Company Shareholders any Acquisition Proposal or Acquisition Transaction prior to the vote of the Company Shareholders with respect to this Agreement and the Merger at the Company Shareholders Meeting or by the Company Shareholders Written Consent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholder Meeting, if any, (unless otherwise agreed to by Parent) as to the aggregate tally of proxies received by the Company with respect to the Company Shareholder Approval or advise Parent at least on a daily basis (unless otherwise agreed to by Parent) as to the status of the Company Shareholders Written Consent with respect to the Company Shareholder Approval. Without the prior written consent of Parent, the Company Shareholder Approval shall be the only matter (other than procedural matters or the approval of certain compensation arrangements in connection with the Merger) which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholder Meeting or in the Company Shareholders Written Consent.

(c) The Company shall not permit the adjournment or postponement of the Company Shareholders Meeting, if any, without the prior written consent of Parent, unless otherwise ordered by any Government Authority or required pursuant to applicable Law or the Charter Documents; provided, however, that if Parent so requests, the Company shall adjourn or postpone the Company Shareholders Meeting for a period of up to fourteen (14) days. Once the Company has established a record date for the Company Shareholders Meeting or the Company Shareholders Written Consent, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless required to do so by applicable Law (including, in the event that the Company Shareholders Meeting is adjourned or postponed in accordance with this Section 5.05(c), by implementing such adjournment or postponement in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned or postponed, to the extent permissible under applicable Law).

(d) After the approval of the Merger by the Company Shareholders and the satisfaction or waiver of all other conditions to Closing, the Company shall acknowledge and file to the Secretary of State, as soon as practicable, the Articles of Merger as provided in Section 607.1105 of the FBCA.

Section 5.06 Tail Policy. Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail Policy”) under the Company’s and any Company Subsidiary’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current Policy”) for the D&O Indemnified Persons (as defined below). The Company shall be responsible for the cost of the Tail Policy. The Tail Policy purchased by the Company shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current Policy. For the period of six (6) years from and after the Effective Time, the Surviving Corporation shall not cancel or amend the Tail Policy.

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Section 5.07 Financial Statements.

(a) The Company acknowledges that Parent may include the Financial Statements in a registration statement or other filing made by Parent with the SEC.

(b) Prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the Financial Statements, together with an unqualified opinion with respect thereto from an independent accounting firm registered with the Public Company Accounting Oversight Board (the “Company Auditor”). The Company Auditor must consent to their opinion referenced above being used in a registration statement or other filing made by Parent with the SEC. Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2017, the Company shall deliver, or cause to be delivered, to Parent, in form and substance satisfactory to Parent, the Company’s unaudited consolidated balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of operations, cash flow and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Company, prior to the Effective Time, and the Securityholder Representative, on or after the Effective Time, shall, if requested by Parent, reasonably cooperate with Parent in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC if such registration statement or other filing is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act or any rule or regulation applicable to Parent or Parent’s securities.

(c) The Financial Statements and any Interim Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries at the dates and for the periods indicated (subject to normal year-end adjustments) in accordance with past practices and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto and (iv) meet the standards, requirements, conditions and thresholds set forth on Exhibit C.

Section 5.08 Company Schedule of Exceptions.

(a) Within ten (10) Business Days of the execution and delivery of this Agreement, the Company shall deliver to Parent the Company Schedule of Exceptions. The form and content of, and the information, disclosures and exceptions contained in, the Company Schedule of Exceptions must be satisfactory to Parent, in its sole, absolute and complete discretion. The Company will make any changes or alterations to the Company Schedule of Exceptions requested by Parent.

(b) Any information disclosed pursuant to any section of the Company Schedule of Exceptions will be deemed to be disclosed to Parent for all purposes of this Agreement to the extent that such disclosure contains such information on its face so as to enable a reasonable person to determine that such disclosure qualifies or otherwise specifically applies to other sections of the Agreement.

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(c) At any time prior to the Closing Date and after submission to Parent of the Company Schedule of Exceptions pursuant to Section 5.08(a), the Company will provide Parent with a copy of any updates to the Company Schedule of Exceptions in accordance with Section 7.04 (the “Updated Schedules”). Any updates disclosed in the Updated Schedules will not be effective to cure or correct for any purposes any breach of any representation or warranty which would have existed if the Company had not made such supplement or amendment.

Section 5.09 Company Securityholder Schedule.

(a) Notwithstanding anything herein to the contrary, before the Exchange Agent or Parent shall make any payment or issuances hereunder to the Company Securityholders, the Company shall deliver to Parent and the Exchange Agent at least two (2) Business Days prior to the Closing the Financial Statements and a schedule (the “Company Securityholder Schedule”) setting forth: (i) the name and mailing address of each Company Securityholder entitled to distribution of a portion of the Merger Consideration, (ii) the number of Company Shares of each class and series of Company Shares held by each Company Shareholder as of immediately prior to the Effective Time and the certificate number or numbers corresponding to such shares, (iii) the exercise price per share and the number of shares of Company Common Stock subject to each Company Option held by each such Company Securityholder as of immediately prior to the Effective Time, (iv) the exercise price per share and the number of shares of Company Common Stock subject to each Company Warrant held by each such Company Securityholder as of immediately prior to the Effective Time, (v) the Merger Consideration (based on the number of Parent Shares outstanding on a Fully-Diluted Basis to be provided to the Company by Parent), (vi) the Series A Exchange Ratio (based on the Parent Share Price to be provided to the Company by Parent) and the aggregate number of Parent Shares to be issued to holders of Company Series A Preferred Stock by virtue of the Series A Exchange Ratio, (vii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a Fully-Diluted Basis, (viii) the Common Exchange Ration, (ix) each Company Shareholder’s Pro Rata Share and Holdback Percentage, (x) each Company Securityholder’s status as an “accredited investor” as defined in Rule 501 under Regulation D of the Securities Act or a non-accredited investor, (xi) the aggregate amount and type of Merger Consideration to which each Company Securityholder is entitled (whether such Merger Consideration consists or Parent Shares or options or warrants to purchase Parent Shares), excluding any Holdback Shares, (xii) the amount of any Taxes required to be withheld under applicable Law, and (xiii) as applicable, with respect to each holder of Company Shares issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities.

(b) The Securityholder Representative shall be responsible for instructing the Exchange Agent and Parent as to the distribution of the Merger Consideration. Parent, the Exchange Agent and the Surviving Corporation may rely on the instructions of the Securityholder Representative and the Company Securityholder Schedule for distributions of the Merger Consideration and shall have no responsibility or liability with respect thereto if the distribution instructions of the Securityholder Representative are followed. Upon Parent making the payments required of it under this Agreement to the Exchange Agent as provided herein, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent (including indirectly through the Surviving Corporation) nor the Exchange Agent shall have any liability whatsoever with respect to the distribution of such payments pursuant to the Company Securityholder Schedule.

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ARTICLE VI: COVENANTS OF PARENT AND MERGER SUB

Section 6.01 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (the “D&O Indemnified Persons, each, an “ D&O Indemnified Person”) acting in such capacities as provided in the Charter Documents and Subsidiary Charter Documents and any indemnification or other agreements of the Company and any Company Subsidiary as in effect on the date of this Agreement (to the extent that copies have been made available to Parent prior to the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) The rights of each Indemnified Person under this Section 6.01 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each D&O Indemnified Person.

Section 6.02 Employee Plans.

(a) With respect to Company Employees as of the Closing who continue to be employed by the Company or the Company Subsidiaries immediately following the Closing (and their dependents and beneficiaries where appropriate), (i) Parent shall continue on a plan-by-plan basis to provide coverage and make all payments (including all deferred and incentive compensation payments) required under each Employee Plan identified on Section 3.20(a) of the Company Schedule of Exceptions at least through December 31, 2018 (or, if earlier, on the date of termination of employment of the relevant Company Employee) (other than, for the avoidance of doubt, any equity-based plans), and (ii) Parent shall, as of the Closing, (1) recognize such Company Employees’ employment service with the Company or the Company Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Employee Plans) for participation and vesting purposes under any Employee Plan (other than equity-based Employee Plans) that Parent may provide to such Company Employees to the same extent recognized under the comparable Employee Plan immediately prior to the Closing, except to the extent a duplication of benefits would result and (2) honor in full all accrued but unused vacation accrued in accordance with Company policy and recognize pre- and post-Closing service with the Company or Company Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Employee Plans) to the same extent recognized under the comparable Employee Plan immediately prior to the Closing for purposes of accrual of vacation following the Closing Date, except to the extent a duplication of benefits would result.

(b) The provisions of this Section 6.02 are included for the sole benefit of the respective Parties hereto and shall not create any right (including any third-party beneficiary right) in any other Person, including any employee or former employee of the Company or any Company Subsidiary or any participant or beneficiary in any Employee Plan. Nothing contained in this Section 6.02 shall: (i) create or confer any rights, remedies or claims upon any employee of the Company or any Company Subsidiary or any right of employment or continued employment or any particular term or condition of employment for any Person or (ii) be deemed to constitute the establishment of, an amendment to, or the modification of any Company Benefit Plan or any Employee Plan of Parent, the Company, any of their Subsidiaries, or any of their Affiliates.

Section 6.03 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

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ARTICLE VII: Additional covenants of all parties

Section 7.01 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Merger; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein (except as set forth in Section 10.03), the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 7.02 Regulatory Filings.

(a) Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Legal Proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.01(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

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(b) From and after the date hereof and until the Closing, each of the Company and Parent shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

Section 7.03 Anti-Takeover Statute. In the event that any anti-takeover, anti-trust or similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company, Parent and Merger Sub shall use their respective reasonable commercial efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

Section 7.04 Notification of Certain Matters.

(a) Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including (subject to any confidentiality obligations) promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries or Representatives, from any Governmental Authority with respect to the Transactions.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the Company or Parent, as the case may be, becoming aware that any representation or warranty made by it in this Agreement or any Ancillary Agreement is untrue or inaccurate in any material respect, (ii) the Company or Parent, as the case may be, shall become aware of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect, (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any person alleging that the consent of such person is required in connection with the consummation of any of the Transactions, and (v) any change to the number of Company Securities issued and outstanding as set forth in Section 3.07 which results from anything other than actions specifically permitted by this Agreement (including the exercise of Company Options or Company Warrants); provided, however, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.04(b).

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(c) The Company shall promptly advise Parent orally and in writing of (i) any change or event that has or could reasonably be expected to have a Company Material Adverse Effect and (ii) any change or event that has or could reasonably be expected to cause any of the conditions to Closing set forth in Article VIII not to be satisfied by the Outside Date; provided, however, that the delivery of any notice pursuant to this Section 7.04(c) shall not limit or otherwise affect the Company’s representations and warranties in Article III, any covenant of the Company in this Agreement or any remedies available hereunder to Parent.

(d) Each Party shall promptly advise the other Parties of any Legal Proceedings commenced after the date hereof or threatened against such Party or any of its directors, officers, employees (in their capacity as such) or Affiliates by any Person, and shall keep the other Parties reasonably informed regarding any such Legal Proceedings. The Company shall promptly notify the other Parties of any Legal Proceeding that may be threatened or asserted in writing, brought, or commenced against the Company or any of the Company Subsidiaries, that would have been listed in Section 3.25 of the Company Schedule of Exceptions, if such Legal Proceeding, had arisen prior to the date hereof. The Company agrees that it shall not settle, compromise or come to an arrangement regarding, or make an offer or agree to settle, compromise or come to an arrangement regarding, any such Legal Proceedings commenced against the Company, any Company Subsidiary or any director, officer or employee thereof without the prior written consent of Parent which shall not be unreasonably withheld or delayed. After receipt of the Company Shareholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable commercial efforts to settle, compromise or come to an arrangement regarding any unresolved Legal Proceedings in accordance with Parent’s direction.

Section 7.05 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of Parent, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange on which any Parent capital stock is then listed and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of Parent and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 7.06 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of August 24, 2016 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms except that any obligation of Parent to the Company shall terminate at the Effective Time.

Section 7.07 No Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

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ARTICLE VIII: Conditions to the Merger

Section 8.01 General Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.01(a), which cannot be waived) by mutual written agreement of Parent and the Company, prior to the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(c) No Legal Proceedings. No Legal Proceeding initiated by any Person seeking an Order to enjoin or prohibit the consummation of the Merger or the Transactions shall be pending or threatened.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company in this Agreement, other than the Fundamental Representations, that is qualified or limited by a materiality, Company Material Adverse Effect or similar standard shall be true and correct in all respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date).

(ii) The Fundamental Representations of the Company shall be true and correct in all respects, other than changes in the representations and warranties resulting from the vesting, exercise or forfeiture of Company Options and Company Warrants from the date of this Agreement to the Effective Time according to their terms as set forth in Section 8.02(a)(ii) of the Company Schedule of Exceptions.

(iii) All other representations and warranties of the Company contained in this Agreement (other than those described in Section 8.02(a)(i) and (ii)) shall be true and correct in all material respects, in each case, as of the date hereof and as of the Effective Time as if made on and as of the Effective Time, except to the extent such representations and warranties by their terms speak as of a specific date, which representations and warranties will have been true and correct as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with. in all material respects. each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) Company Schedule of Exceptions. The Company Schedule of Exceptions shall have been delivered to Parent by the Company, and Parent has accepted and consented in writing to such final form of the Company Schedule of Exceptions. Parent may withhold consent for and to the final form of the Company Schedule of Exceptions in its sole, complete and absolute discretion.

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(d) Incumbency Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Agreements executed or to be executed and delivered by the Company pursuant to this Agreement.

(e) Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Company to or from any Person to consummate the Merger and the Transactions or as set forth on the Company Schedule of Exceptions shall have been obtained, given or sent, as applicable, by the Company.

(f) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect following the execution and delivery of this Agreement.

(g) Resignation of Company Directors. Parent shall have received duly executed resignation letters of the members of the Company Board effective as of the Effective Time.

(h) Appraisal Rights. The holders of no greater than five percent (5%) of the outstanding shares of Company Common Stock and no holders of the outstanding shares of Company Preferred Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.

(i) Secretary’s Certificates. Parent shall have received (i) a certificate, validly executed by the Secretary of the Company, certifying (1) as to the terms and effectiveness of the Charter Documents, (2) as to the valid adoption of resolutions of the Company Board (whereby the Merger and the Transactions were approved by the Company Board) and (3) that the Company Shareholders constituting the Company Shareholder Approval have approved this Agreement and the consummation of the Transactions and (ii) a certificate, validly executed by the Secretary of each Company Subsidiary certifying as to the terms and effectiveness of the applicable Subsidiary Charter Documents.

(j) Good Standing Certificate. Parent shall have received (i) a long form certificate of good standing of the Company from the Secretary of State, (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company and (iii) a certificate of good standing of each Company Subsidiary from the Secretary of State of its incorporation or organization.

(k) FIRPTA Certificate. The Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by U.S. Treasury Regulation § 1.897-2(h) and 1.1445-3(c)).

(l) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent shall not have any liabilities with respect to any Section 280G Payments.

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(m) No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from the Company or any of the Company Subsidiaries, any damages or other relief that may be material, or (iii) that would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Company and the Company Subsidiaries, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

(n) Delivery of Financial Statements. Parent shall have received the Financial Statements from the Company and the Financial Statements shall meet the standards, requirements, conditions and thresholds set forth on Exhibit C in addition to any other requirements related to the Financial Statements in this Agreement.

(o) Tail Policy. Parent shall have received evidence that the Tail Policy has been obtained and that all premiums, fees and charges in connection therewith have been paid for the full term thereof.

(p) Officer’s Certificate of the Company. Parent shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that (i) the conditions set forth in this Section 8.02 have been satisfied and (ii) the Company Securityholder Schedule is true, complete and accurate in all respects as of the Closing Date.

Section 8.03 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified or limited by a materiality, Material Adverse Effect or other similar standard shall be true and correct in all respects, and all other representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case, as of the date hereof and as of the Effective Time as if made on and as of the Effective Time, except to the extent such representations and warranties by their terms speak as of a specific date, which representations and warranties will have been true and correct as of such date.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate of Parent and Merger Sub. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.03 have been satisfied.

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ARTICLE IX: Survival of representations, warranties and covenants; indemnification

Section 9.01 Survival of Representations, Warranties and Covenants. All representations, warranties, agreements, covenants and obligations in this Agreement, the Ancillary Agreements, the Company Schedule of Exceptions, any exhibit to this Agreement or an Ancillary Agreement or any agreement, instrument, certificate or document specifically required to be delivered under this Agreement or an Ancillary Agreement by any Party are material and shall be deemed to have been relied upon by the Parties receiving the same. The representations and warranties of the Company contained in this Agreement, the Ancillary Agreements or in any certificate or other instrument delivered pursuant to this Agreement or the Ancillary Agreements, shall survive until 11:59 p.m. Mountain Time on the twenty-four (24) month anniversary of the Closing Date (the “Expiration Date”), other than (a) the Fundamental Representations, which shall survive until the expiration of the applicable statute of limitations, (b) the Tax Representation, which shall survive until 11:59 p.m. Mountain Time six months following the expiration of the applicable statute of limitations, and (c) the Special Representations, which shall survive until 11:59 p.m. Mountain Time on the thirty-six (36) month anniversary of the Closing Date. The date until which any representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 9.01 to the contrary, (x) if, at any time prior to 11:59 p.m. Mountain Time on the applicable Survival Date, an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Section 9.03(b), then the claim asserted in such notice shall survive the applicable Survival Date until such claim is fully and finally resolved and (y) claims relating to fraud, intentional misrepresentation or willful breach shall survive indefinitely. The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Agreements, or in any certificate or other instrument delivered pursuant to this Agreement or the Ancillary Agreement, shall terminate at the Effective Time. All covenants and agreements contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

Section 9.02 Indemnification. The Company Shareholders agree to severally but not jointly indemnify, reimburse and hold Parent and its officers, directors, stockholders and Affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, Liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines and penalties (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, with respect to or in connection with:

(a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement (in each case, solely with respect to the calculation of Losses thereunder, without giving effect to any materiality, Company Material Adverse Effect or similar qualification contained or incorporated directly or indirectly in such representation or warranty), the Ancillary Agreements or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Ancillary Agreements or, in the case of a Third-Party Claim any allegation that, if true, would constitute such a breach or inaccuracy;

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(b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Ancillary Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Ancillary Agreements;

(c) any Dissenting Shares; provided, that any such Losses shall be net of the applicable Merger Consideration that would otherwise be payable pursuant to Article II for any applicable Dissenting Share;

(d) Pre-Closing Taxes; and

(e) any inaccuracy, omission or defect in the Company Securityholder Schedule.

The Company Shareholders shall not have any right of contribution, indemnification or advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

Section 9.03 Indemnification Procedure.

(a) Indemnification Claims.

(i) In order to seek indemnification under Section 9.02(a), Parent shall deliver an Officer’s Certificate to the Securityholder Representative at any time on or before 11:59 p.m. Mountain Time on the applicable Survival Date. In addition, the Indemnified Parties may seek indemnification for or with respect to the matters set forth in Section 9.02(b), (c), (d) and (e) and for Losses related to any fraud, intentional misrepresentation or willful breach by delivering an Officer’s Certificate to the Securityholder Representative at any time. Unless the Securityholder Representative shall have timely delivered an Objection Notice pursuant to Section 9.03(b) hereof, Parent may permanently retain and remove from the Holdback Account an amount equal to the Loss set forth in such Officer’s Certificate. Any payment or retention from the Holdback Account to Indemnified Parties shall be deemed to have been made by the Company Shareholders. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (2) setting forth the amount of claimed Losses to the extent such information is reasonably available or can reasonably be estimated and (3) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other indemnity to which such item is related.

(ii) All claims for indemnification by the Indemnified Parties under this Article IX shall be satisfied first via payment or retention from the Holdback Account. If an Indemnified Party is entitled to recover a Loss pursuant to this Article IX and either (1) the amount of Losses claimed by Indemnified Parties in Officer’s Certificates exceeds the amount remaining in the Holdback Account, or (2) the Holdback Account has been distributed to Company Shareholders following the Holdback Release Date, then, subject to the limitations set forth in this Article IX, each Company Shareholder shall be severally, and not jointly, liable for such Company Shareholder’s Pro Rata Share of such Loss, in which case such Company Shareholder shall make payment directly to such Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party.

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(b) Objections to Indemnification Claims. No payment shall be made or amount permanently retained from the Holdback Account, if the Securityholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by Parent prior to 11:59 p.m. Mountain Time on the thirtieth (30th) day after the Securityholder Representative’s receipt of the Officer’s Certificate. If the Securityholder Representative does not object in writing within such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made, as applicable, either from the Holdback Account or the Company Shareholders.

(c) Resolution of Conflicts.

(i) If the Securityholder Representative delivers a valid Objection Notice in accordance with Section 9.03(b), the Securityholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.

(ii) At any time following delivery of an Objection Notice by the Securityholder Representative to Parent or in the event of any dispute arising pursuant to Article IX hereof, either Parent, on the one hand, or the Securityholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(iii) This Section 9.03(c) shall not apply to claims made in respect of any Dissenting Shares.

(d) Third-Party Claims. In the event Parent becomes aware of a third-party claim (a “Third-Party Claim”) that Parent reasonably believes may result in a demand for indemnification pursuant to this Article IX, Parent shall notify the Securityholder Representative in writing of such claim. The Securityholder Representative, on behalf of the Company Shareholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim; provided, however, that the Company Shareholders agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third-Party Claim shall not be precluded from representing Parent as against the Company Shareholders in the event that the Company Shareholders dispute the fact or amount of Parent’s claim of a Loss related to such matter. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, that, in the event that any claim is settled without the consent of the Securityholder Representative, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses. In the event that the Securityholder Representative has consented to any such settlement, the Company Shareholders shall have no power or authority to object to such settlement being an indemnifiable Loss.

Section 9.04 Maximum Payments; Remedy.

(a) Except as set forth in in Sections 9.04(b), (c) and (d), the maximum amount an Indemnified Party may recover from the Company Shareholders pursuant to the indemnity set forth in Section 9.02 shall be limited to the Holdback Account.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Company Shareholder in respect of Losses arising out of any breach of a Fundamental Representation, fraud, breach of covenant, intentional misrepresentation, willful breach or the indemnity set forth in Section 9.02(e). Without limiting the foregoing, it is agreed and understood that the Survival Date shall not apply in respect of any such Losses arising out of any fraud, breach of covenant, intentional misrepresentation, willful breach or the indemnity set forth in Section 9.02(e).

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(c) Except as set forth in Section 9.04(b), the maximum amount an Indemnified Party may recover from any Company Shareholder in respect of Losses incurred (i) pursuant to the indemnity set forth in Sections 9.02(b), (c), and (d) and (ii) arising out of breaches of the representations and warranties contained in the Tax Representation, in each case, shall be several and not joint and shall be limited, in the aggregate when combined with all other claims against any Company Shareholder pursuant to this Agreement, to the dollar amount determined by multiplying (x) the Merger Consideration by (y) the Parent Share Price.

(d) Except as set forth in Section 9.04(b), the maximum amount an Indemnified Party may recover from any Company Shareholder pursuant to the indemnity set forth in Section 9.02 hereof in respect of Losses arising out of breaches of the representations and warranties contained in the Special Representations shall be several and not joint and shall be limited in the aggregate when combined with all other claims against any Company Shareholder pursuant to this Agreement, to the dollar amount determined by multiplying (x) .5 by (y) the product of (1) the Merger Consideration times (2) the Parent Share Price.

Section 9.05 Determination of Amount of Holdback Account to Which Parent is Entitled. For purposes of determining the number of Parent Shares from the Holdback Account to be cancelled and forfeited as payment for Losses suffered and for which the Company Shareholders have indemnification obligations pursuant this Article IX, Parent shall be entitled to cancel and cause to be forfeited from the Holdback Account the number of Parent Shares equal to the quotient obtained by dividing (a) the amount of such indemnifiable Losses by (b) the Parent Share Price. Assuming the Parent Shares in the Holdback Account at the time such Loss is paid are sufficient (i.e., the resulting quotient is not more than the remaining Parent Shares in the Holdback Account), such Losses shall be deemed and considered paid in full upon the cancellation and forfeiture of such Parent Shares by Parent from the Holdback Account.

Section 9.06 Purchase Price Adjustments. Amounts paid to or on behalf of any Person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration.

Section 9.07 Sole Remedy. Following the Closing, the Parties agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, willful breach, or intentional misrepresentation, the rights to indemnification under this Article IX shall be the sole remedy that any Indemnified Party will have in connection with the Transactions.

Section 9.08 Knowledge. Parent’s and the Indemnified Parties’ rights herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by, Parent or any of its Representatives, Affiliates, or the Indemnified Parties at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition related to the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based upon any such representation, warranty, covenant or obligation.

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ARTICLE X: TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), by mutual written agreement of Parent and the Company; or

(b) by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that the Effective Time shall not have occurred on or before 120 days following signing (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any Party whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further, however, that Parent’s refusal to consent to the final form of the Company Schedule of Exceptions as delivered to Parent by the Company shall not affect Parent’s right to terminate this Agreement pursuant to this Section 10.01(b) and shall not provide the Company a basis under which it may terminate this Agreement pursuant to this Section 10.01(b); or

(c) by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 8.02 would not be satisfied and shall have failed to cure, or cannot cure, such breach within fifteen (15) Business Days after the Company has received written notice of such breach from Parent; or

(d) by Parent, at any time prior to the Effective Time, if there shall have occurred a Company Material Adverse Effect after the date hereof; or

(e) by Parent, at any time prior to the Effective Time, if Parent, in its sole, complete and absolute discretion, determines that any matter or information disclosed or set forth in the Company Schedule of Exceptions or any Updated Schedules is unacceptable; or

(f) by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.03 would not be satisfied and shall have failed to cure, or cannot cure, such breach within fifteen (15) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.01(f) in respect of the breach set forth in any such written notice (A) at any time during such fifteen (15) Business Day period, and (B) at any time after such fifteen (15) Business Day period if Parent and Merger Sub shall have cured such breach during such fifteen (15) Business Day period).

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Section 10.02 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 10.01 pursuant to which this Agreement is being terminated. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 7.05, Section 7.06, this Section 10.02, Section 10.03 and Article XIII, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any fraud, intentional misconduct or willful breach of any representation, warranty, covenant, agreement, obligation or other provision of this Agreement. For purposes of this Agreement, “willful breach” shall mean any act or failure to act by a Party in circumstances where the officers or directors of such Party had actual knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 10.03 Fees and Expenses.

(a) General. Each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Merger is consummated; provided, however, that the Expenses associated with the printing, filing and mailing of the and solicitation of the Company Shareholder Approval shall be borne by the Company.

(b) Company Payment.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c), the Company shall pay to Parent $1,500,000 (the “Termination Fee”) within three (3) Business Days of the effective date of such termination by wire transfer of immediately available funds to an account or accounts designated in writing by Parent prior to or substantially concurrently with Parent’s notice of such termination.

(ii) If this Agreement is terminated by Parent pursuant to Section 10.01(e), the Company shall pay to Parent the documented out-of-pocket costs of Parent, including but not limited to attorneys’, accountants’ and other service provider fees, incurred by Parent in the negotiation and drafting of this Agreement, which, for the avoidance of doubt, will include any costs and expenses incurred by Parent in conducting its due diligence of the Company.

(iii)  Subject to Section 10.02(b), the payment of the Termination Fee or the fees and expenses of Parent pursuant to Section 10.03(b)(ii) shall be the exclusive remedy of Parent and Merger Sub for the failure of the Parties to consummate the Merger and the Transactions contemplated by this Agreement. For the avoidance of doubt, in no circumstances shall the Termination Fee be paid on more than one occurrence.

Section 10.04 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of Party; provided, however, that in the event that the Company has received the Company Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under applicable Law without obtaining the Company Shareholder Approval of such amendment. After the Effective Time, the Company Securityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against all Company Securityholders whether or not they have signed such Amendment.

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Section 10.05 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. For purposes of this Section 10.05, the Company Securityholders agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Company Securityholders whether or not they have signed such extension or waiver.

ARTICLE XI: THE SECURITYHOLDER REPRESENTATIVE

Section 11.01 Appointment of Securityholder Representative. By virtue of the approval of the Merger and this Agreement by the Company Stockholder Approval, each of the Company Securityholders shall be deemed to have agreed to appoint Terence J. Ferraro as its agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Company Securityholders to take all actions under this Agreement that are to be taken by the Securityholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to Article IX, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Holdback Account in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, comply with orders of courts with respect to, and to assert any claims by any Indemnified Party against any Company Securityholder or by any such Company Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Securityholder, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (b) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholder Representative may not be removed unless holders of at least a two-thirds interest of the Holdback Account agree to such removal and to the identity of the substituted agent. A vacancy in the position of Securityholder Representative shall be filled by the holders of a majority in interest of the Holdback Account. In the event a vacancy in the position of Securityholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Company Securityholders.

Section 11.02 Representations and Warranties of the Securityholder Representative. The Securityholder Representative represents and warrants to Parent and to the Exchange Agent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind each of the Company Securityholders to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

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Section 11.03 Right to Rely. Until notified in writing by the Securityholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Holdback Account, Parent and the Exchange Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Holdback Account delivered to Parent.

Section 11.04 Powers and Authorization of the Securityholder Representative. The Company and the Company Securityholders each hereby authorize the Securityholder Representative to:

(a) Receive all notices or documents given or to be given to the Company Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(b) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Transactions as the Securityholder Representative may in its sole discretion deem appropriate (such expenses, the “Representative Expenses”); and

(c) Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (ii) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Securityholder Representative, required under this Agreement; and (iv) all such actions as may be necessary to carry out any of the Transactions, including the defense and/or settlement of any claims for which indemnification is sought pursuant to Article IX and any waiver of any obligation of Parent or the Surviving Corporation.

Section 11.05 Reimbursement and Indemnification of the Securityholder Representative. The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Shareholders shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders; and the Exchange Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Company Securityholders. The Exchange Agent and Parent are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Securityholder Representative.

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ARTICLE XII: TAX MATTERS

Section 12.01 Filing of Tax Returns; Payment of Taxes.

(a) From and after the Closing Date, the Surviving Corporation shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date. Except as otherwise may be approved by the Securityholder Representative in its sole discretion, all such Tax Returns for any Pre-Closing Tax Period or Straddle Period must be prepared (i) in accordance with applicable Law and (ii) consistent with the past practices of the Company or the applicable Company Subsidiary except as otherwise required by applicable Law. The Securityholder Representative shall cooperate fully and promptly in connection with the preparation and filing of such Tax Returns, subject to the provisions of Section 12.01(b) below.

(b) The Securityholder Representative will be given a reasonable opportunity, and in no event less than fifteen (15) Business Days, to review, comment upon, and approve any Tax Returns which relate to a Pre-Closing Tax Period or the Straddle Period or which could reasonably be expected to affect the Tax liability of a Company Shareholder (including any indemnification obligation with respect to Taxes pursuant to Article IX), such approval not to be unreasonably withheld, conditioned or delayed.

(c) None of Parent or any of its Affiliates may (or after the Closing, may cause or permit the Company or the Company Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or the Company Subsidiaries that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law.

Section 12.02 Proration of Taxes. To the extent permitted by Law or administrative practice, the taxable year of the Company and the Company Subsidiaries will end on the Closing Date. Whenever it is necessary to determine the liability for Taxes of the Company and the Company Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes a Pre-Closing Tax will be as follows: (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion of such Tax constituting a Pre-Closing Tax will equal the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending at 11:59 p.m. on the Closing Date and the denominator of which is the number of days in the entire Tax Period; and (b) in the case of any Tax based upon or related to income or receipts, the portion of such Tax constituting a Pre-Closing Tax will be determined and apportioned using an interim closing of the books as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the period ending at 11:59 p.m. on the Closing Date in the same proportion as the number of calendar days during the Taxable Period through such date bears to the number of calendar days in the entire Taxable Period.

Section 12.03 Cooperation on Tax Matters. Subject to the provisions of Section 12.04, Parent, the Company, the Company Subsidiaries and the Securityholder Representative shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article XII. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. Parent and the Securityholder Representative will retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Securityholder Representative, any extensions thereof) of the respective Taxable Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority.

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Section 12.04 Amended Tax Returns. Any amended Tax Return or refund claim the Company or any Company Subsidiary was required by applicable Law to file but failed to so file relating to a Pre-Closing Tax Period or a Straddle Period of the Company or any Company Subsidiary that is prepared and filed after the Closing Date shall be filed by Parent only after giving the Securityholder Representative a reasonable opportunity to review and consent to such amended Tax Return or refund claim, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that if such amended Tax Return or refund claim could reasonably be expected to increase the Tax liability of a Company Shareholder (including any indemnification obligation with respect to Taxes pursuant to Article IX), it will be reasonable for the Securityholder Representative to withhold consent from any such amendment or claim proposed by or on behalf of Parent to the extent that the Tax Return filings of the Company or any Company Subsidiary in the absence of filing such amended Tax Return or refund claim would be in accordance with applicable Law.

Section 12.05 Audits and Contests with Respect to Taxes.

(a) Parent and the Securityholder Representative will notify the other in writing within fifteen (15) Business Days after receipt by Parent or the Securityholder Representative of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of the Company or the Company Subsidiaries relating to any Pre-Closing Tax Period or Straddle Period.

(b) Parent shall control all audits and assessments with respect to Taxes occurring or received after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Period or the Pre-Closing portion of any Straddle Period that would increase the obligation of the Company Shareholders for Taxes, Parent agrees (i) to keep the Securityholder Representative reasonably informed of developments with respect to such audit or assessment, (ii) to negotiate with the relevant Governmental Authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise Pre-Closing Taxes as compared to Post-Closing Taxes and (iii) to obtain the consent of the Securityholder Representative prior to the settlement of the portion of the audit or assessment relating to the Pre-Closing Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 12.06 Transfer Taxes. Notwithstanding Section 12.01, all federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions shall be borne equally by Parent and the Company.

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ARTICLE XIII: General Provisions

Section 13.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub:

Helix TCS, Inc.

Attn: Zachary L. Venegas

5300 DTC Parkway, Suite 300

Greenwood Village, CO 80111

email: zvenegas@helixtcs.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attn: W. David Mannheim

Email: wmannheim@wyrick.com

(b) if to the Company:

Bio-Tech Medical Software, Inc.

Attn: Terence Ferraro

3101 N Federal Highway, Ste 400

Fort Lauderdale, FL 33306

email: tj@biotrackthc.com

with a copy (which shall not constitute notice) to:

Gutierrez Bergan Boulris PLLC

901 Ponce de Leon Boulevard, Ste 303

Coral Gables, Florida 33134

Attn: Dale S. Bergman

Email: dale.bergman@gbbpl.com

(c) if to the Securityholder Representative:

Terence J. Ferraro

3101 N Federal Highway, Ste 400

Fort Lauderdale, FL 33306

email: tj@biotrackthc.com

with a copy (which shall not constitute notice) to:

Gutierrez Bergan Boulris PLLC

901 Ponce de Leon Boulevard, Ste 303

Coral Gables, Florida 33134

Attn: Dale S. Bergman

Email: dale.bergman@gbbpl.com

Section 13.02 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that each of Merger Sub and Parent may assign, in its sole discretion and without the consent of the Company or the Securityholder Representative, any or all of its rights, interests and obligations hereunder to any Affiliate thereof or any purchaser of all or substantially all of its assets (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of the Company or the Securityholder Representative, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub shall remain liable for the performance by Parent and Merger Sub of their obligations hereunder. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 13.03 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Schedule of Exceptions and the Exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive the termination or consummation of this Agreement, and shall continue in full force and effect, subject to Section 7.06.

Section 13.04 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.01, and (b) from and after the Effective Time, the rights of Company Securityholders to receive the amounts to which they are entitled pursuant to Article II.

Section 13.05 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 13.06 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of any of its respective covenants or obligations set forth in this Agreement, any other Party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party hereby irrevocably and unconditionally waives any requirement for the securing or posting of any bond in connection with any such equitable or injunctive remedy.

Section 13.07 Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof, except to the extent that it is mandatory, under the laws of the State of Florida, that the FBCA apply to the Merger.

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Section 13.08 Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL.

(a) Each of the Parties hereby irrevocably submits to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware (the “Chosen Court”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Court or that the Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Court. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b) Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each of the Parties understands and has considered the implications of this waiver, and (iii) each Party makes this waiver voluntarily.

Section 13.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

HELIX TCS, Inc.

By:	/s/ Zachary Venegas
Name: Zachary Venegas
Title: Chief Executive Officer

Helix Acquisition Sub, INC.

By:	/s/ Zachary Venegas
Name: Zachary Venegas
Title: President

BIO-TECH MEDICAL SOFTWARE, INC.

By:	/s/ Patrick Vo
Name: Patrick Vo
Title: Chief Executive Officer

Securityholder Representative

By:	/s/ Terence J. Ferraro
Terence J. Ferraro

[Signature Page to Agreement and Plan of Merger]